SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement ☒ Definitive Proxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Marriott International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Corporate Headquarters:	Mailing Address:
10400 Fernwood Road	Marriott Drive
Bethesda, Maryland 20817	Washington, D.C. 20058

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FRIDAY, MAY 2, 2008

To our Shareholders:

March 28, 2008

The 2008 annual meeting of shareholders of Marriott International, Inc. (the “Company”) will be held at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004 on Friday, May 2, 2008, beginning at 10:30 a.m. Doors to the meeting will open at 9:30 a.m. At the meeting, shareholders will act on the following matters:

1.	Election of directors;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008; and

3.	Any other matters that may properly be presented at the meeting.

Shareholders of record at the close of business on March 11, 2008, are entitled to notice of and to vote at this meeting.

For the convenience of our shareholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing, and returning the enclosed proxy card. In addition, shareholders may elect to receive future shareholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

By order of the Board of Directors,

Bancroft S. Gordon
Secretary

PLEASE REFER TO THE OUTSIDE BACK COVER FOR DIRECTIONS TO THE MEETING AND INFORMATION ON PARKING, PUBLIC TRANSPORTATION AND LODGING.

i

MARRIOTT INTERNATIONAL, INC.

10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

PROXY STATEMENT

Our board of directors solicits your proxy for the 2008 annual meeting of shareholders of Marriott International, Inc. (“we,” “us,” or the “Company”) to be held on Friday, May 2, 2008, beginning at 10:30 a.m., at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004, and at any postponements or adjournments of the meeting. This proxy statement is first being released to shareholders by the Company on March 28, 2008.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2008:

THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT http://bnymellon.mobular.net/bnymellon/mar

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting. These actions include the election of directors, ratification of the appointment of the independent registered public accounting firm (sometimes referred to as the “independent auditor”) and any other matter that may be properly presented at the meeting. In addition, our management will report on the Company’s performance during fiscal 2007 and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 11, 2008, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of the Company’s Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

All shareholders of record at the close of business on the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

You will find directions to the meeting, and information on parking, public transportation and lodging, on the back cover of this proxy statement.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock of the Company outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the March 11, 2008 record date, 354,269,691 shares of our Class A common stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. Similarly, “broker non-votes” (described below) will be counted in determining whether there is a quorum.

How do I vote?

You may vote either by casting your vote in person at the meeting, or by marking, signing and dating each proxy card you receive and returning it in the prepaid envelope, by telephone, or electronically through the Internet by following the instructions included on your proxy card.

The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.

What does the Board recommend?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the 10 director nominees (see Item 1 on page 5); and

•	FOR ratification of the appointment of the independent auditor (see Item 2 on page 6).

Unless you give other instructions, the persons named as proxy holders on the proxy card will vote in accordance with the Board’s recommendations.

How will my shares be voted?

Your shares will be voted as you indicate on the proxy card. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR the election of the 10 director nominees listed below and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for 2008.

Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

(1)	Returning a later-dated signed proxy card;

(2)	Delivering a written notice of revocation to Mellon Investor Services LLC, P.O. Box 358015, Pittsburgh, PA 15252-8015;

(3)	Voting by telephone or the Internet; or

(4)	Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

How do I vote my 401(k) shares?

If you participate in the Company’s Employees’ Profit Sharing, Retirement and Savings Plan and Trust (the “401(k) Plan”) or the Sodexho Employee Savings Plan, you may give voting instructions as to the number of share equivalents allocated to your account as of the record date. You may provide voting instructions to the trustee under the applicable plan by completing and returning the proxy card accompanying this proxy statement. The trustee will vote your shares in accordance with your duly executed instructions if they are received by 11:59 p.m. Eastern Time, Tuesday, April 29, 2008. If you do not send instructions by this deadline or if you do not vote by proxy or return your proxy card with an unclear voting designation or no voting designation at all, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

What vote is required to approve each item?

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion on some of the items to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those items and will not be counted in determining the number of shares necessary for approval for each item.

In the election of directors, each nominee must receive more “FOR” votes than “AGAINST” in order to be elected as a director. Instructions to “ABSTAIN” and broker non-votes will have no effect on the election of directors.

For ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote on the item will be required for approval. Instructions to “ABSTAIN” with respect to this item will not be treated as votes cast, although they will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” this item. Broker non-votes will not have any effect on the outcome of votes for this item.

Who will count the vote?

Representatives of Mellon Investor Services LLC, our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company’s stock transfer records indicate that you hold, including (i) any shares you may hold through the Mellon Investor Services Program for Marriott International, Inc. Shareholders administered by Mellon

Bank, N.A.; (ii) if you are a current or former Marriott employee, any shares that may be held for your account by The Northern Trust Company as custodian for the 401(k) Plan; and (iii) if you are a current or former Sodexho Inc. employee, any shares that may be held for your account by State Street Bank and Trust Company as trustee for the Sodexho Employee Savings Plan. If you have shares in the 401(k) Plan or the Sodexho Employee Savings Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, then the 401(k) Plan trustee or State Street, as applicable, will vote your shares in proportion to the way the other 401(k) Plan participants or Sodexho Employee Savings Plan participants, as applicable, voted their shares. Shares that are held in “street name” through a broker or other nominee are not included on the proxy card(s) furnished by the Company, but the institution will provide you with a voting instruction form.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are held in more than one account, you may receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Mellon Investor Services LLC, at (800) 311-4816.

How will voting on any other business be conducted?

Although we currently do not know of any business to be considered at the 2008 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to J.W. Marriott, Jr. and/or William J. Shaw to vote on such matters at their discretion.

When are shareholder proposals for the 2009 annual meeting of shareholders due?

To be considered for inclusion in our proxy statement for the 2009 annual meeting of shareholders, shareholder proposals must be received at our offices no later than November 28, 2008. Proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, and must be submitted in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, Marriott Drive, Washington, D.C. 20058.

In addition, our bylaws require that, if a shareholder desires to introduce a shareholder proposal or nominate a director candidate from the floor of the 2009 annual meeting of shareholders, the shareholder must submit such proposal or nomination in writing to the Company’s Secretary at the above address not later than February 1, 2009. The written proposal or nomination must comply with our bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or the nomination of any person made after February 1, 2009, or that does not comply with our bylaws. If a shareholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the proxies we solicit allow us to vote on such proposals as we deem appropriate. You can find a copy of our bylaws in the Investor Relations section of the Company’s website (www.marriott.com/investor) by clicking on “Corporate Governance & Social Responsibility” or you may obtain a copy by submitting a request to the Corporate Secretary, Marriott International, Inc., Department 52/862, Marriott Drive, Washington, D.C. 20058.

How much did this proxy solicitation cost and who paid that cost?

The Company paid for this proxy solicitation. We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for an estimated fee of $6,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.

Can I receive future shareholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

•

If your shares are registered in your own name, and not in “street name” through a broker or other nominee, simply log in to Investor ServiceDirect, the Internet site maintained by our transfer agent, Mellon Investor Services LLC, at www.melloninvestor.com/isd and the step-by-step instructions will prompt you through enrollment.

•

If your shares are registered in “street name” through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

You may withdraw this consent at any time and resume receiving shareholder communications in print form.

PROPOSALS TO BE VOTED ON

ITEM 1—Election of Directors

All of our directors, except for Dr. Floretta Dukes McKenzie (as described below), are standing for election at the 2008 annual meeting, and each director elected will hold office for a term expiring at the 2009 annual meeting of shareholders or until his or her successor is elected or appointed.

The following current directors of the Company have been nominated for re-election as a director:

J.W. Marriott, Jr.	John W. Marriott III	Steven S Reinemund
Lawrence W. Kellner	George Muñoz	William J. Shaw
Debra L. Lee	Harry J. Pearce	Lawrence M. Small

In addition, the Board has nominated Mary K. Bush for election as a new director.

You can find information on the director nominees beginning on page 6.

We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee or reduce the size of the board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

Richard S. Braddock resigned from the Board on February 5, 2008, and Dr. McKenzie, whose term ends on the date of the 2008 annual meeting, is not standing for re-election as a director. The Board wishes to thank both Mr. Braddock and Dr. McKenzie for their service to the Company. Because of Dr. McKenzie’s impending departure, the Board of Directors has reduced the size of the Board from 11 to 10 directors, effective as of the 2008 annual meeting of shareholders.

The Company’s bylaws prescribe the voting standard for election of directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of directors to be elected. Under this standard, a nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the 2008 annual meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Company’s bylaws, if a nominee who already serves as a director is not elected, that nominee shall offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will publicly disclose its decision regarding whether to accept or reject the resignation.

The Board recommends a vote FOR each of the 10 director nominees.

ITEM 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008. Ernst & Young LLP, a firm of registered public accountants, has served as the Company’s independent registered public accounting firm since May 3, 2002. Ernst & Young LLP will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

Representatives of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to questions. You can find information on pre-approval of independent auditor fees and Ernst & Young LLP’s 2007 and 2006 fees beginning on page 18.

The Board of Directors has put this proposal before the shareholders because the Board believes that seeking shareholder ratification of the appointment of the independent auditor is good corporate practice. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement.

The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008.

CORPORATE GOVERNANCE

Our Board of Directors

Each of the following individuals presently serves on our Board of Directors and has a term of office expiring at the 2008 annual meeting. The age shown below for each director is as of May 2, 2008, which is the date of the annual meeting. Each director has been nominated for a one-year term ending at the 2009 annual meeting of shareholders or the election or appointment of his or her successor:

J.W. Marriott, Jr. (Chairman of the Board), age: 76. Mr. Marriott is Chairman of the Board of Directors and our Chief Executive Officer. He joined Marriott Corporation in 1956, became President and a director in 1964, Chief Executive Officer in 1972 and Chairman of the Board in 1985. Mr. Marriott also is a director of the United States Naval Academy Foundation and Chairman of the President’s Export Council. He serves on the board of trustees of the National Geographic Society and The J. Willard & Alice S. Marriott Foundation, the executive committee of the World Travel & Tourism Council, and is a member of the National Business Council.
Mr. Marriott has served as our Chairman and Chief Executive Officer since the Company’s inception in 1997, and served as Chairman and Chief Executive Officer of the Company’s predecessors from 1985. He is the father of John W. Marriott III. Mr. Marriott has been a director of the Company or its predecessors since 1964.

John W. Marriott III (Vice Chairman of the Board), age: 47. Mr. Marriott is Chief Executive Officer of JWM Family Enterprises, L.P., a private partnership which develops and owns hotels. He was appointed Vice Chairman of the Company’s Board of Directors in October 2005. Until December 30, 2005, Mr. Marriott was the Company’s Executive Vice President-Lodging and President of North American Lodging. Over the past 30 years, Mr. Marriott also served in a number of other positions with the Company and its predecessors, including Executive Vice President of Sales & Marketing, Brand Management, and Operations Planning and Support, Senior Vice President for Marriott’s Mid-Atlantic Region, Vice President of
Development, Director of Finance, General Manager, Director of Food & Beverage, restaurant manager and cook. In April 2002, Mr. Marriott was named by the U.S. Department of Commerce and the Japanese government to co-chair a special task force to promote travel between the United States and Japan. In January 2004, he was named one of the most influential executives by Business Travel News. Mr. Marriott serves as a director on the boards of the National Zoo and the Washington Airport Task Force. He is the son of J.W. Marriott, Jr. Mr. Marriott has been a director of the Company since 2002.

Lawrence W. Kellner, age: 49. Mr. Kellner is Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 30, 2004, as President from May 2001 to March 2003 and has been a member of Continental Airlines’ board of directors since 2001. He joined the airline in 1995 as Senior Vice President and Chief Financial Officer. Mr. Kellner is also a director of the Air Transport Association. On the civic front, he is a member of the board of directors for the Greater Houston Partnership, Houston Minority Business Council, Central
Houston, Inc., the Methodist Hospital and the Spring Branch Education Foundation, and is a member of the Boy Scouts of America National Executive Board. Mr. Kellner also serves on the advisory board of the March of Dimes. Mr. Kellner has been a director of the Company since 2002.

Debra L. Lee, age: 53. Ms. Lee is Chairman and Chief Executive Officer of BET Networks, a media and entertainment subsidiary of Viacom, Inc. that owns and operates Black Entertainment Television and several other ventures. She joined BET in 1986 and served in a number of executive posts before ascending to her present position in January 2006, including President and Chief Executive Officer from June 2005, President and Chief Operating Officer from 1995 to May 2005, Executive Vice President and General Counsel, and Vice President and General Counsel. Prior to joining BET, Ms. Lee was an attorney with Washington, D.C.-based law firm
Steptoe & Johnson. She serves on the boards of directors of the following publicly traded companies: Eastman Kodak Company, WGL Holdings, Inc., and Revlon, Inc. She is also a director of the following professional and civic organizations: the National Cable & Telecommunications Association, Center for Communication, Girls, Inc., the Kennedy Center’s Community & Friends, the National Symphony Orchestra, and the Alvin Ailey Dance Theater. She is a Trustee Emeritus at Brown University. Ms. Lee has been a director of the Company since 2004.

George Muñoz, age: 56. Mr. Muñoz has been a principal in the Washington, D.C.-based firm Muñoz Investment Banking Group, LLC since 2001. He has also been a partner in the Chicago-based law firm Tobin, Petkus & Muñoz LLC since 2001. He served as President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to January 2001. Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the U.S. Treasury Department from 1993 until 1997. Mr. Muñoz is a certified public accountant and an attorney. He is a director of the following publicly traded companies: Altria Group, Inc., Anixter International, Inc., and Esmark, Inc. He also serves on the board of trustees of the National Geographic Society. Mr. Muñoz has been a director of the Company since 2002.

Harry J. Pearce, age: 65. Mr. Pearce has been Chairman of Nortel Networks Corporation since 2005 and Chairman of MDU Resources Group, Inc. since 2006. He was Chairman of Hughes Electronics Corporation, a subsidiary of General Motors Corporation, from May 2001 until the sale by General Motors of its interest in Hughes in December 2003. He had served on the Hughes Board since November 1992. Mr. Pearce is a member of the board of directors of the New York Bone Marrow Foundation, The Leukemia & Lymphoma Society Research Foundation, the Marrow Foundation, Lauri Strauss Leukemia Foundation, Stewart Franke Leukemia
Foundation and the National Bone Marrow Transplant Link. He also serves on the board of trustees of Northwestern University and the advisory board of the University of Michigan Cancer Center. Mr. Pearce has been a director of the Company or its predecessors since 1995.

Steven S Reinemund, age: 59. Mr. Reinemund retired from Pepsico in 2007. He served as Chairman and Chief Executive Officer from 2001 until 2006 and Chairman until May 2007. He joined Pepsico in 1984 and held the positions of President and Chief Executive Officer Pizza Hut, Chairman and Chief Executive Officer Frito-Lay and President and Chief Operating Officer Pepsico. He was a director of Pepsico from 1996 until May 2007. He is a director of American Express Company, Exxon Mobil Corp. and Johnson & Johnson. He is also a member of the board of directors of the United States Naval Academy Foundation and the Cooper Institute. Mr. Reinemund has been a director of the Company since 2007.

William J. Shaw, age: 62. Mr. Shaw has served as President and Chief Operating Officer of the Company or its predecessors since 1997. He joined Marriott Corporation in 1974, was elected Corporate Controller in 1979 and a Vice President in 1982. In 1986, Mr. Shaw was elected Senior Vice President-Finance and Treasurer of Marriott Corporation. He was elected Chief Financial Officer and Executive Vice President of Marriott Corporation in April 1988. In 1992, he was elected President of the Marriott Service Group. Mr. Shaw serves on the board of trustees of the University of Notre Dame. He also serves on the NCAA Leadership Advisory Board.
Mr. Shaw has been a director of the Company or its predecessors since 1997.

Lawrence M. Small, age: 66. Mr. Small is the former Secretary of the Smithsonian Institution, a position he held from January 2000 to March 2007. Mr. Small previously had been President and Chief Operating Officer of Fannie Mae, a shareholder-owned New York Stock Exchange listed company and the nation’s largest source of financing for home mortgages, from 1991 to 2000. Before joining Fannie Mae, he served as Vice Chairman and Chairman of the executive committee of the boards of directors of Citicorp and Citibank, N.A. He currently also serves on the board of directors of The Chubb Corporation and New York City’s Spanish

Repertory Theater. Mr. Small has served as a director of the Company or its predecessors since 1995.

Sterling D. Colton, a former director of the Company’s predecessors, holds the title of director emeritus, but does not vote at or attend Board of Directors meetings and is not a nominee for election.

Director Retiring from the Board

Floretta Dukes McKenzie, age: 72. Dr. McKenzie has been Senior Advisor to the American Institute for Research since October 2004. She was the Chairman of The McKenzie Group, Inc. (an educational consulting firm) from 1997 until 2004. From 1981 to 1988, she served as Superintendent of the District of Columbia Public Schools and Chief State School Officer. Dr. McKenzie is a former director of Pepco Holdings, Inc. She is also a director or trustee of UNIFI Mutual Holding Company (Ameritas Life Insurance Corp., Acacia Life Insurance Company, The Union Central Life Insurance Company and affiliated companies), the National Geographic Society, CareFirst
(Blue Cross/Blue Shield), Howard University, the White House Historical Association, the Marriott Foundation for People with Disabilities, the American Institute for Research, and the Harvard Graduate School of Education Urban Superintendents Program. Dr. McKenzie has served as a director of the Company or its predecessors since 1992 and will be retiring from the Board at the expiration of her term at the 2008 annual meeting of shareholders.

The Board of Directors met four times in person in 2007. The Company encourages all directors to attend the annual meeting of shareholders. All directors attended the Company’s annual shareholders meeting in 2007. Except for Mr. Pearce, no director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served. Due to surgery and hospitalization, Mr. Pearce was able to attend only 53% of the total number of meetings of the Board and Committees on which he served.

New Director Nominee

The Nominating and Corporate Governance Committee of the Board has recommended and the Board of Directors has approved Mary K. Bush as a new director nominee for a one-year term ending at the 2009 annual meeting or the election or appointment of her successor. Her age below is shown as of May 2, 2008, which is the date of the 2008 annual meeting of shareholders.

Mary K. Bush, age: 60. The Honorable Mary K. Bush has served as the President of Bush International, which advises U.S. corporations and foreign governments on international financial markets, banking and economic matters, since 1991. She has served as the U.S. Government’s representative on the IMF Board, head of the Federal Home Loan Bank System and as a Board member of Sallie Mae. She led the International Finance Department at Fannie Mae and was advisor to the Deputy Secretary of the Treasury. Earlier in her career, she managed corporate banking and advisory relationships in New York at Citibank, Bankers Trust and Chase. In 2006, President Bush appointed her Chairman of the HELP Commission on reforming foreign aid and she now serves on the U.S. Treasury Advisory Committee on the Auditing Profession. She is a member of the Board of Directors of Briggs & Stratton, Discover Financial Services, ManTech International Corporation, United Airlines Corporation and The Pioneer Family of Mutual Funds.

Ms. Bush was suggested to the Nominating and Corporate Governance Committee as a potential director candidate by our chief executive officer, J.W. Marriott, Jr. The Board has not yet assigned her to any of the Board’s committees.

Governance Principles

The Board has adopted Governance Principles that meet or exceed the New York Stock Exchange (“NYSE”) Listing Standards. The portion of our Governance Principles addressing director independence appears below, and the full text of the Governance Principles can be found in the Investor Relations section of the Company’s website (www.marriott.com/investor) by clicking on “Corporate Governance & Social Responsibility.” A copy may also be obtained upon request from the Company’s Corporate Secretary. Our Governance Principles establish the limit on the number of board memberships for the Company’s directors at four, including Marriott. In recommending Ms. Bush as a nominee for election, the Board waived that limit to allow her to be a member of six boards. In approving the waiver, the Board considered that Ms. Bush was not an executive at an operating company and therefore would have sufficient time to effectively carry out her duties and responsibilities as a Board member.

Director Independence

Our Governance Principles include the following standards for director independence:

5. Independence of Directors. From and after the 2007 Annual Meeting of Shareholders, at least two-thirds of the directors shall be independent, provided that having fewer independent directors due to the departure, addition or change in independent status of one or more directors is permissible temporarily, so long as the two-thirds requirement is again satisfied by the later of the next annual meeting of shareholders or nine months. To be considered “independent,” the board must determine that a director has no direct or indirect material relationship with Marriott. The board has established the following guidelines to assist it in determining director independence:

a. A director is not independent if, within the preceding three years: (i) the director was employed by Marriott or a Marriott affiliate, or Marriott’s independent auditor or otherwise affiliated with Marriott’s independent auditor; (ii) an immediate family member of the director was employed by Marriott or a Marriott affiliate as an executive officer or by Marriott’s independent auditor in a professional capacity; (iii) the director is, or in the past three years has been, part of an interlocking directorate in which the director is employed by another company for which an executive officer of Marriott is a director who serves on the compensation committee of that other company; or (iv) the director receives, or an immediate family member receives, more than $100,000 per year in direct compensation from Marriott, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

b. The following commercial or charitable relationships are not material relationships that would impair a Marriott director’s independence: (i) service as an executive officer of another company that does business with Marriott where the annual sales to, or purchases from, Marriott are in an amount equal to or less than the greater of $1 million or two percent of the consolidated gross annual revenues of that other company; (ii) service as an executive officer of another company which is indebted to Marriott, or to which Marriott is indebted, where the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the other company; and (iii) service by a Marriott director or his or her immediate family member as an officer, director or trustee of a charitable organization, where Marriott’s discretionary charitable contributions to that organization are in an amount equal to or less than the greater of $1 million or two percent of that organization’s consolidated gross annual revenues. The board annually reviews all commercial and charitable relationships of directors, and publishes whether directors previously identified as independent continue to satisfy the foregoing tests.

c. For relationships not covered by the guidelines in paragraph (b) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in paragraphs (a) and (b) above.

The Board undertook its annual review of director independence in February 2008 and subsequently reviewed the independence of the new director nominee, Mary K. Bush, in March 2008. As provided in the Governance Principles, the purpose of these reviews was to determine whether any such relationships or transactions were inconsistent with a determination that the director or nominee is independent.

During these reviews, the Board recognized the current or recent employment of J.W. Marriott, Jr., John W. Marriott III, and William J. Shaw and the family relationships of J.W. Marriott, Jr. and John W. Marriott III with other Company executives. The Board considered that the remaining director nominees each serve as directors or executive officers of companies that do business with Marriott and that in each case the payments to and from Marriott were significantly less than the two percent threshold in Marriott’s Governance Principles. The Board further considered that the remaining nominees are also affiliated with charitable organizations that received contributions from Marriott and/or the J. Willard and Alice S. Marriott Foundation and that the contribution amounts were significantly below the charitable contribution threshold in Marriott’s Governance Principles.

Based on the standards set forth in the Governance Principles and after reviewing the relationships described above, the Board affirmatively determined that Mary K. Bush, Lawrence W. Kellner, Debra L. Lee, George Muñoz, Harry J. Pearce, Steven S Reinemund, and Lawrence M. Small are each independent of the Company and its management. J.W. Marriott, Jr., John W. Marriott III, and William J. Shaw are considered not independent as a result of their employment with the Company and/or family relationships.

The Board considered the independence of Richard S. Braddock, who resigned from the Board on February 5, 2008, and Floretta Dukes McKenzie, who is not standing for re-election at the 2008 annual meeting, in advance of the 2007 annual meeting. The Board affirmatively determined that Mr. Braddock and Dr. McKenzie were independent of the Company and its management. In reaching this conclusion with respect to Mr. Braddock, the Board considered that Mr. Braddock served as a director of companies that did business with Marriott and that in each case the payments to and from Marriott were significantly less than the two percent threshold in Marriott’s Governance Principles. In reaching this conclusion with respect to Dr. McKenzie, the Board considered that Dr. McKenzie served as a director of companies that did business with Marriott and that in each case the payments to and from Marriott were significantly less than the two percent threshold in Marriott’s Governance Principles. In addition, the Board considered that Dr. McKenzie served on the board of the Marriott Foundation for People with Disabilities, a charitable organization. Approximately one-third of the charitable contributions made to the Foundation were made by the Company and the J. Willard and Alice S. Marriott Foundation, and the Board determined that these contributions did not impact Dr. McKenzie’s independence in view of her position with the organization, the size of the contributions and the lack of her involvement in decisions relating to the contributions.

Committees of the Board

The Board of Directors has five standing committees: Audit, Compensation Policy, Nominating and Corporate Governance, Committee for Excellence, and Executive. The Board has adopted a written charter for each committee, and those charters are available on the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Corporate Governance & Social Responsibility.” Copies of the committee charters also may be obtained upon request from the Company’s Corporate Secretary.

Audit Committee

Members:	George Muñoz (Chair), Lawrence W. Kellner, and Harry J. Pearce. Lawrence M. Small was a member of the Committee until April 27, 2007.

•

The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined under our Governance Principles, the NYSE Listing Standards and applicable U.S. Securities and Exchange Commission (“SEC”) rules.

•	The Audit Committee met four times in person and three times telephonically in 2007.

•	There is unrestricted access between the Audit Committee and the independent auditors and internal auditors.

•	The Board of Directors has determined that the following Audit Committee members are financial experts as defined in SEC rules:

George Muñoz

Lawrence W. Kellner

Harry J. Pearce

Responsibilities include:

•	Appointing, retaining, overseeing, and determining the compensation and services of the Company’s independent auditors.

•	Pre-approving the terms of all audit services, and any permissible non-audit services, to be provided by the Company’s independent auditors.

•

Overseeing the independent auditors’ qualifications and independence, including considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s independent registered public accounting firm.

•	Overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements.

•	Overseeing the Company’s internal control environment and compliance with legal and regulatory requirements.

•	Overseeing the performance of the Company’s internal audit function and independent auditors.

Compensation Policy Committee

Members:	Steven S Reinemund (Chair), Floretta Dukes McKenzie (until the 2008 annual meeting of shareholders) and Lawrence M. Small. Harry J. Pearce was a member of the Committee until April 27, 2007 and Richard S. Braddock was the Chair of the Committee until his resignation from the Board on February 5, 2008.

•

The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined under our Governance Principles, the NYSE Listing Standards and applicable SEC rules.

•	The Compensation Policy Committee met four times in 2007.

Responsibilities include:

•	Establishing the principles related to the compensation programs of the Company.

•	Designing and recommending to the Board policies and procedures relating to senior officers’ compensation and employee benefit plans.

•

Setting the annual compensation for the Chairman of the Board and Chief Executive Officer and the President, including salary, bonus and incentive and equity compensation, subject to approval by the Board.

•	Approving executive officer and senior management salary adjustments, bonus payments and stock awards.

•	Designing and recommending to the Board the annual compensation of non-employee directors’ compensation.

Nominating and Corporate Governance Committee

Members:	Lawrence W. Kellner (Chair), Debra L. Lee, Floretta Dukes McKenzie (until the 2008 annual meeting of shareholders), and Steven S Reinemund. George Muñoz was a member of the Committee until April 27, 2007.

•

The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined under our Governance Principles, the NYSE Listing Standards and applicable SEC rules.

•	The Nominating and Corporate Governance Committee met four times in 2007.

Responsibilities include:

•	Making recommendations to the Board regarding corporate governance matters and updates to the Governance Principles.

•	Reviewing qualifications of candidates for Board membership.

•

Advising the Board on a range of matters affecting the Board and its committees, including making recommendations with respect to qualifications of director candidates, selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

•	Reviewing the Company’s conflict of interest and related party transactions policies, and approving certain related party transactions as provided for in those policies.

•	Resolving conflict of interest questions involving directors and senior executive officers.

Committee for Excellence

Members:	Board of Director members include Debra L. Lee (Chair), George Muñoz, Lawrence M. Small, and William J. Shaw. Company officer members include Amy McPherson, Executive Vice President-Global Sales & Marketing; Norman K. Jenkins, Senior Vice President-North American Lodging Development; Kathleen Matthews, Executive Vice President-Global Communications and Public Affairs; and David A. Rodriguez, Executive Vice President-Global Human Resources. Harry J. Pearce was a member of the Committee until April 27, 2007.

•

The members of the Committee consist of at least three members of the Board of Directors. The Committee may also consist of officers and employees of the Company who are not directors. At least one member of the Committee is independent as defined under our Corporate Governance Principles and the NYSE Listing Standards. The Committee’s charter provides that an independent director will always be the Chairman of the Committee.

•	The Committee for Excellence met three times in 2007.

Responsibilities include:

•	Identifying and encouraging efforts undertaken by the Company to promote and leverage the recruitment, retention, and advancement of women and minorities as employees of the Company.

•	Identifying and evaluating efforts undertaken by the Company to promote and leverage an increasingly diverse ownership, franchisee, customer, and vendor base.

•

Enhancing the public’s recognition of the Company’s efforts and successes to promote diversity and value people of different backgrounds, experiences, and cultures to benefit Marriott’s strategic competitive advantage.

Executive Committee

Members:	J.W. Marriott, Jr. (Chair) and Lawrence W. Kellner.

•	The Executive Committee met once in 2007.

Responsibilities include:

•

Exercises the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolidations, sales or exchanges involving substantially all of the Company’s assets, dissolution and, unless specifically delegated by the Board to the Executive Committee, those powers relating to declarations of dividends and issuances of stock.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Meetings of Independent Directors

Company policy requires that the independent directors meet without management present at least twice a year. In 2007, the independent directors met without management present two times. The Chairman of the Nominating and Corporate Governance Committee, currently Mr. Kellner, presides at the meetings of the independent directors without management present.

Selection of Director Nominees

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and shareholders. As a shareholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o

Marriott International, Inc., Marriott Drive, Department 52/862, Washington, D.C. 20058. Recommendations must include the name and address of the shareholder making the recommendation, a representation that the shareholder is a holder of record of Class A common stock, biographical information about the individual recommended and any other information the shareholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended.

Once the Nominating and Corporate Governance Committee has identified a candidate, the Committee evaluates the candidate against the qualifications set out in the Governance Principles, including:

•	character, judgment, personal and professional ethics, integrity, values, and familiarity with national and international issues affecting business;

•	depth of experience, skills, and knowledge complementary to the Board and the Company’s business; and

•	willingness to devote sufficient time to carry out the duties and responsibilities effectively.

The Committee also considers such other relevant factors as it deems appropriate. The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee. The procedures for considering candidates recommended by a shareholder for Board membership are consistent with the procedures for candidates recommended by members of the Nominating and Corporate Governance Committee, other members of the Board or management.

Shareholder Communications with the Board

Shareholders and others interested in communicating with the Chair of the Nominating and Corporate Governance Committee, the Audit Committee, the non-employee directors, or any of the employee directors may do so by e-mail to business.ethics@marriott.com or in writing to the Business Ethics Department, One Marriott Drive, Department 52/924.09, Washington, D.C. 20058. All communications are forwarded to the appropriate directors for their review, except that the Board has instructed the Company not to forward solicitations, bulk mail or communications that do not address Company-related issues. The Company reports to the directors on the status of all outstanding concerns addressed to the non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee on a quarterly basis. The non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee may direct special procedures, including the retention of outside advisors or counsel, for any concern addressed to them.

Code of Ethics and Business Conduct Guide

The Company has long maintained and enforced an Ethical Conduct Policy that applies to all Marriott associates, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and to each member of the Board of Directors. The Ethical Conduct Policy is available in the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Corporate Governance & Social Responsibility.” Any future changes or amendments to our Ethical Conduct Policy, and any waiver of our Ethical Conduct Policy that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or a member of our Board of Directors, will be posted to our Investor Relations website. The Company also maintains a Business Conduct Guide that is available at the same location on our Investor Relations website. A copy of both the Ethical Conduct Policy and the Business Conduct Guide may also be obtained upon request from the Company’s Corporate Secretary.

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements together with the results of management’s assessment of the internal controls over financial reporting with management and the Company’s independent auditor. The Audit Committee also discussed with the independent auditors those matters required to be discussed by the independent auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the Audit Committee received and discussed with the independent auditors their annual written report on their independence from the Company and its management, as required by the PCAOB Rules.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 28, 2007, for filing with the SEC.

Members of the Audit Committee

George Muñoz, Chair

Lawrence W. Kellner

Harry J. Pearce

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent auditor on an annual basis and additional services as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee Chair to pre-approve principal independent auditor services where the Company deems it necessary or advisable that such services commence prior to the next regularly scheduled meeting (provided that the Audit Committee Chair must report to the full Audit Committee on any pre-approval determinations).

Independent Registered Public Accounting Firm Fee Disclosure

The following table presents fees for professional services rendered by our independent registered public accounting firm for the audit of our annual financial statements for fiscal 2007 and fiscal 2006 and fees billed for audit-related services, tax services and all other services rendered by our independent registered public accounting firm for fiscal 2007 and fiscal 2006. The Audit Committee approved all of the fees presented in the table below.

	Independent Registered Public Accounting Firm Fees Paid Related to Fiscal 2007	Independent Registered Public Accounting Firm Fees Paid Related to Fiscal 2006
	Ernst & Young LLP	Ernst & Young LLP
Audit Fees:
Consolidated Audit(1)	$5,210,814	$5,019,056
International Statutory Audits (2)	2,413,066	3,727,686

	7,623,880	8,746,742

Audit-Related Fees(3)	1,110,284	1,873,744
Tax Fees (primarily compliance work)(4)	963,172	946,558

Total Fees	$9,697,336	$11,567,044

(1)	Principally fees for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the auditors’ review of the Company’s quarterly financial statements, and services provided in connection with the Company’s regulatory filings.
(2)	Fees for statutory audits of our international subsidiaries.
(3)	Principally audits as required under our agreements with our hotel owners as well as audits of our employee benefits plans.
(4)	Principally tax compliance services related to our international entities. In addition, includes approximately $2,500 and $10,000 of individual tax compliance services procured on behalf of our internationally based expatriate associates for fiscal 2007 and 2006, respectively.

EXECUTIVE AND DIRECTOR COMPENSATION

Report of the Compensation Policy Committee

The Compensation Policy Committee (the “Committee”), which is composed solely of independent members of the Board of Directors, assists the Board of Directors in fulfilling its responsibilities relating to executive compensation. The Committee is responsible for overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the shareholders. The Committee, on behalf of and in certain instances subject to the approval of the Board of Directors, reviews and approves compensation programs for certain senior officer positions. In this context, the Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis required by section 402(b) of Regulation S-K. Following the reviews and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

The Compensation Policy Committee

Floretta Dukes McKenzie

Steven S Reinemund

Lawrence M. Small

Compensation Discussion and Analysis

This section explains the Company’s executive compensation program for the following “Named Executive Officers:”

J.W. Marriott, Jr.	Chairman and Chief Executive Officer
William J. Shaw	President and Chief Operating Officer
James M. Sullivan	Executive Vice President, Lodging Development
Arne M. Sorenson	Executive Vice President, Chief Financial Officer and President–Continental European Lodging Operations
Robert J. McCarthy	President, North American Lodging Operations and Global Brand Management

Philosophy

The Company believes that the Named Executive Officers should be paid in a manner that contributes to shareholder value. Therefore, compensation is designed to motivate the Named Executive Officers to perform their duties in ways that will help the Company achieve its short-and long-term objectives. In addition, each element of compensation is designed to provide the Company with the ability to attract and retain important talent both within and outside of our industry at costs consistent with market practice. In following this compensation philosophy, Named Executive Officer total compensation consists of the following elements:

Base Salary

Annual Bonuses

Annual and Supplemental Stock Awards

Other Benefits

Compensation Consultant

The Compensation Policy Committee selected and retained a compensation consultant, Pearl Meyer & Partners, to assist the Committee in establishing and implementing executive and director compensation strategy. The consultant’s primary responsibilities for 2007 are described below. The consultant reports to and was instructed in its duties by the Committee. In carrying out its responsibilities, the consultant worked with the Executive Vice President, Global Human Resources. The consultant receives no other compensation from the Company outside its role as advisor to the Committee, other than fees paid by the Company for the CHiPS Executive & Senior Management Survey (see “Market Data” below).

Total Compensation

The Committee sets total compensation and each element of pay for the Named Executive Officers, subject to approval by the full Board of Directors for Mr. Marriott and Mr. Shaw. The Committee refers to the total compensation of executives between the 50th and 75th percentiles of a broad-based and select group of companies (as described below) as a guideline for setting Named Executive Officer compensation. In our experience, this range of total compensation typically is sufficient to attract and retain key executive talent. However, the Committee retains discretion to deviate from this range in the event of superior Company or individual performance or competitive recruiting pressures.

For 2007, total compensation for Messrs. Marriott, Shaw, Sorenson and McCarthy in all cases fell below the 75th percentile and was within or approximately within the 50th to 75th percentile range. The Committee set the total compensation level for Mr. Sullivan by reviewing publicly-disclosed compensation data for development and real estate executives at other hotel companies. It also considered his historical contributions to the Company and experience in the Marriott development organization. The Committee values continuity of leadership within the real estate markets and believes this gives Mr. Sullivan a unique perspective on our business and brands. In addition, Mr. Sullivan’s compensation reflects his responsibilities for leading the Owner and Franchise Services and Mergers and Acquisitions departments.

Prior to each fiscal year, the Company’s Human Resources Department collects and analyzes external market data for the Named Executive Officer positions and assesses how the Named Executive Officers’ compensation compares to the 50th to 75th percentile range. Based on this review, the Executive Vice President, Global Human Resources presents to the Committee a summary of the market data and recommends appropriate adjustments for total compensation and each element of compensation. For base salary, he recommends a percentage increase. For annual stock awards, he recommends a dollar value for the awards which is later converted into a number of shares based on the value of a share of Company stock on the grant date of the award. In addition, he recommends plan design ‘threshold,’ ‘target,’ and ‘maximum’ payout targets for the next fiscal year annual bonus plans, stated as a percentage of base salary.

Prior to making his recommendations to the Committee, the Executive Vice President, Global Human Resources consults with the Chief Executive Officer about the analysis regarding all elements of executive pay due to Mr. Marriott’s extensive knowledge and historical perspective of the business community, the Company and the hotel industry. For example, Mr. Marriott historically has provided valuable insight on issues such as pay equity among executives, share usage and industry practice. In 2007, Mr. Marriott reviewed the achievements of each Named Executive Officer for the fiscal year and presented these accomplishments to the Committee.

The Committee reviews the above recommendations, obtains further input and counsel from Pearl Meyer & Partners, considers any appropriate changes, and in its sole discretion, determines payouts and awards of compensation for each Named Executive Officer for the fiscal year. For Mr. Marriott’s and

Mr. Shaw’s compensation, the Committee reports its recommendations for full Board approval. The Committee does not follow a specific formula for allocating the amount of compensation among each element of pay, but reviews the value delivered through each element and the mix of total compensation against the market data for the Named Executive Officers and makes adjustments in its discretion. For example, the Company does not offer a traditional pension plan. The Committee believes that this is an appropriate departure from market practice because the Company allocates a higher portion of compensation to equity pay, which provides long-term income potential that is linked to shareholder value.

In its final determination, the Committee is not constrained by rigid/categorical guidelines or formulae to determine the elements and levels of compensation for the executive officers. It relies upon its collective judgment as applied to the challenges confronting the Company as well as subjective factors such as leadership ability, individual performance, retention needs and future potential.

For 2007, the Committee determined that the prior-year allocation for the annual bonus component of total compensation of the Named Executive Officers was significantly lower than that which was reported in the market data for 2007. In addition, the equity component of total compensation was more heavily weighted than the equity component of total compensation observed in the market data. For these reasons, the Committee reallocated the mix of pay by increasing the annual bonus opportunity and decreasing the annual equity value range for all of the Named Executive Officers for 2007. As a result of these adjustments, for 2007 the annual stock awards represented approximately 70% of total compensation for the Named Executive Officers, and annual bonuses were approximately 15–20%. The balance of total compensation was comprised of base salary, retirement and other benefits.

Market Data

The external market data includes several revenue-based surveys as well as a custom survey of companies specifically selected by the Committee. In general, the revenue-based surveys used for establishing Named Executive Officer pay include companies with median annual revenue ranging from $10 to $20 billion. For 2007, the surveys were the CHiPS Executive & Senior Management Survey, the Hewitt Total Compensation Measurement: Executive Survey, the Towers Perrin CDB Executive Database, and the Fred Cook Survey of Long-Term Incentives. The Committee did not consider the individual companies in the revenue-based surveys when making compensation decisions. The custom survey consisted of the following hospitality, brand and service companies:

American Express	Darden Restaurants	J.C. Penney	Starwood Hotels & Resorts
AMR	FedEx	Kellogg	Walt Disney
Anheuser-Busch	General Mills	Kimberly-Clark	Yum! Brands
Cendant	H.J. Heinz	Limited Brands
Colgate-Palmolive	Hilton Hotels	McDonalds

The Committee believes, based on the recommendation of the compensation consultant, that the companies participating in the revenue-based and custom surveys represent the broad pool of executive talent for which the Company competes. In addition, each year the compensation consultant reviews a summary of the survey results and advises the Committee as to whether the survey results are credible based on its analysis of other surveys and its general analysis of current compensation practices. For 2007, the compensation consultant advised the Committee that the survey results were appropriate and supported the compensation recommendations for the Named Executive Officers.

In reviewing the data, management may utilize discretion in determining the relevance of each survey. For example, the surveys do not reflect a relevant position match for the Executive Vice President, Lodging Development. In addition, when reviewing the survey results for Chief Financial Officers, the Committee considered adjustments for the fact that the survey data do not reflect Mr. Sorenson’s additional responsibilities as President – Continental European Lodging Operations. These adjustments are not formulaic, but are based on subjective evaluations of the relative pay and contributions to the Company of each Named Executive Officer.

Base Salary

The Committee approves individual base salary adjustments for the Named Executive Officers (subject to Board approval for Mr. Marriott’s and Mr. Shaw’s salary adjustments) each February for the current fiscal year, with retroactive adjustments to the first day of the fiscal year. For 2007, the Human Resources Department compiled and presented data to the Committee demonstrating that the average annual base salary increase for the overall market for senior executives in recent years has ranged from 3% to 5%. The Human Resources Department recommended the increases be approximately 5% for each of the Named Executive Officers because the Company had strong results for 2006 and because the Named Executive Officer leadership team was recognized to have contributed significantly to those results. The compensation consultant reviewed and supported the recommendations. Based on these recommendations and its subjective assessment of the executives’ individual contributions and internal pay equity among the executives, the Committee approved, for 2007, a 5.0% annual increase in base salary for Mr. Marriott and a 5.1% annual increase for Messrs. Shaw, Sullivan and Sorenson. Mr. McCarthy’s base pay was increased by 10%, which includes a 5.1% annual increase plus an additional increase to reflect an expansion of his scope of responsibility from President, North American Lodging Operations to President, North American Lodging Operations and Global Brand Management.

Annual Bonuses

To promote growth and profitability, the Company maintains two annual cash bonus plans: the Marriott International, Inc. Executive Officer Incentive Plan (“Incentive Plan”) and the Marriott International, Inc. Executive Officer Individual Performance Plan (“Individual Plan”). The plans are designed to provide executives an incentive to achieve identified annual corporate objectives.

Each February, the Committee approves individual performance objectives for the current fiscal year under each bonus plan. In the following February or March after the release of the fiscal year financial results, the Committee reviews each individual’s performance against the stated performance objectives to determine the actual bonus payments. The bonus payments are made as a percentage of salary within a range that corresponds to a threshold (if applicable), target (expressed as “norm”) or maximum level of performance determined to have been achieved for the year. The Committee maintains discretion to increase the actual payout under the bonus plans in the case of significant business disruption or unusual business events (e.g. the events of September 11, 2001), or to decrease payments under the plans. In 2007, discretion was exercised under the Incentive Plan as described below. All of the Committee decisions regarding annual bonuses for Mr. Marriott and Mr. Shaw were subject to Board approval.

Incentive Plan

The Incentive Plan rewards executives for the Company’s achievement of pre-established Company financial objectives. The Incentive Plan payout represents 50-60% of the executive’s total annual bonus opportunity under the combined Incentive Plan and Individual Plan. In recent years including 2007, the Incentive Plan has focused entirely on earnings per share (“EPS”) performance, except that Mr. McCarthy’s objectives include a combination of EPS and operating profit from the North American Lodging Operations division (“NALO”), his primary area of responsibility.

The Company puts heavy emphasis on EPS as a performance measure because EPS is an important indicator of Company profitability and aligns the interests of management with that of shareholders. For this purpose, the Company uses EPS as reported under U.S. Generally Accepted Accounting Principles (“GAAP”), as may be modified during the goal setting process for items that are not expected to have a direct impact on the business going forward. For 2007, the company established the EPS and NALO Profit goals primarily through an extensive annual budgeting process whereby each hotel and individual corporate unit developed and submitted a budget. The Company consolidated the individual budgets and considered the external market factors such as global and domestic economic forecasts and lodging industry outlook, as well as internal factors such as current revenue from group bookings, expected unit growth for the year, and expected capital needs. The budget was reviewed and approved by the Board of Directors. Considering these factors, the Committee set the EPS goal for 2007 at a level that the Committee believed was achievable but not certain to be met. For 2007, the Incentive Plan’s EPS performance goal was $1.85 excluding synthetic fuel operations. Mr. McCarthy’s NALO Operating Profit goal was $915.7 million.

For 2007, each Named Executive Officer was entitled to receive a bonus based on his achieved level of performance and its corresponding bonus level for the relevant performance goal, as follows:

EPS Achievement vs. Goal	NALO Profit Achievement vs. Goal	Bonus Award	Payout as % of Norm
Below 85%	Below 85%	No Bonus	0%
85%	85%	Threshold Bonus	25%
95%	97.5%	Norm Bonus	100%
102%	102%	Maximum Bonus	150 to 155%

If the achievement falls between two of the stated performance achievement levels, the bonus payment will be interpolated between the corresponding bonus levels.

For 2007, the Company’s EPS as reported under GAAP was $1.75. However, in determining the Incentive Plan payouts, the Committee adjusted this result to exclude the financial impact of the Company’s settlement with the Internal Revenue Service regarding certain Employee Stock Ownership Plan tax deductions taken in earlier years. The Committee determined that this was an appropriate adjustment because the expense associated with the settlement was not planned for in the 2007 budgeting process and because all corresponding prior-year benefits to the Company from the Employee Stock Ownership Plan deductions did not increase the Named Executive Officers’ annual bonus payments in those years. As adjusted, the Company’s EPS was $1.89, which exceeded the maximum achievement level. Consequently for 2007, each Named Executive Officer received a maximum payout of the EPS portion of the Incentive Plan. The following table reconciles the Company’s 2007 reported GAAP EPS to EPS as adjusted (amounts are reported in millions, except per share amounts).

	As Reported	ESOP Impact	Excluding ESOP Impact
Income (loss) from continuing operations	$697	$(54)	$751
Diluted shares	397.3	397.3	397.3
Earnings per share—diluted	$1.75	$(0.14)	$1.89

NALO operating profit was $939.3 million. This amount is the sum of the segment results for North American Full-Service and North American Limited-Service reported in the Company’s 2007 Form 10-K. Therefore, Mr. McCarthy received a maximum payout for the NALO profit portion of the Incentive Plan.

Individual Plan

The Individual Plan emphasizes individual executive performance as well as measures of business/operating unit financial performance such as revenue growth relating to newly developed rooms and customer, owner/franchisee and associate satisfaction. The Company believes that these factors are the key to our success within the hospitality and service industry. The Individual Plan payout is either 40% or 50% of the executives’ total annual bonus opportunity. The weighting of each performance factor varies slightly among the eligible executives by position due to differences in accountability and responsibility. These performance factors reflect subjective assessment by the Committee and, like the EPS goal, are intended to establish high standards consistent with the Company’s quality goals which are achievable but not certain to be met. The Committee assesses each individual’s achievement of Individual Plan components, and determines a corresponding payout at or in between the threshold, norm or maximum award levels. The Committee’s recommendation regarding each Individual Plan component for Mr. Marriott and Mr. Shaw were approved by the Board. The performance components for each Named Executive Officer under the Individual Plan for 2007 were:

•

Individual Achievement: Each year the Company sets specific management objectives for the Named Executive Officers. Each Named Executive Officer has a different set of objectives that is aligned to his unique responsibilities and role within the Company. The objectives are developed by Mr. Marriott and members of his executive team, and reviewed, modified as necessary and approved by the Committee (or Board in the cases of Mr. Marriott’s and Mr. Shaw’s management objectives). The management objectives in some cases are difficult to accomplish and in some cases are among the core duties of the positions. Examples of the types of management objectives are:

–	Implement a strategy to enter the boutique segment of the lodging industry

–	Achieve human capital goals

–	Promote lodging industry interests on public policy issues such as global tourism and immigration reform

The objectives may be modified during the year by the Committee if a change in business circumstances warrants. The objectives are not assigned specific weightings. A maximum payout occurs only if all of the objectives are achieved. A payout at or above norm occurs when a majority of the objectives are achieved; the actual payment is determined by the Committee based on its subjective assessment of the Named Executive Officer’s job performance for the year. For each of the five years preceding 2007, the Named Executive Officers received varying award levels above norm but below maximum payout. For 2007, each of Messrs. Marriott, Shaw, Sorenson and McCarthy obtained an above norm but below maximum payout and Mr. Sullivan obtained a maximum payout for the individual achievement portion of the Individual Plan.

•

Room Growth: Assessment of room growth was based on the number of rooms developed and the net present value associated with completed development projects. For 2007, the Company established the room growth goal primarily through an extensive annual budgeting process whereby a budget was developed and submitted for each geographic region that was identified for potential growth. The Company’s Lodging Development Department consolidated the individual budgets and considered external market factors such as global and domestic economic forecasts and lodging industry outlook, as well as miscellaneous internal factors such as existing development resources. The room growth goal for 2007 was 50,000 rooms and $558 million net present value. Achievement of the goal results in a maximum component bonus payout; achievement of 85% of the goal results in a threshold/norm component bonus payout; and achievement of less than 85% of the goal results in no component bonus payout. For 2007, the Company exceeded the above goals for the number and net present value of rooms developed. Consequently, for 2007 each Named Executive Officer received a maximum payout of the room growth portion of the Individual Plan.

•

Owner/Franchisee Satisfaction: Assessment of owner and franchisee overall satisfaction is based on satisfaction survey results compared to the prior year. Each year, the Company retains a third party to survey the owners and franchisees of our North America hotels on various aspects of their relationship with the Company. Annual goals for certain key metrics are established at a level which generally exceeds the prior year’s results. However the goals may be lower in some instances such as when prior year results are unusually high and are unlikely to be repeated, or when economic conditions make it highly unlikely to achieve. Public disclosure of the target and results would reveal confidential information about the Company’s relationships with its owners and franchisees which would cause competitive or economic harm to the Company. Since Owner/Franchisee satisfaction was first introduced as a component of the Individual Plan in 2003, the Named Executive Officers received a norm payout in two years and a maximum payout in two years. For 2007, each of the Named Executive Officers received a maximum payout for the owner/franchisee satisfaction portion of the Individual Plan.

•

Guest Satisfaction: Guest satisfaction is assessed based on Company survey results for the year compared to pre-established goals. The Company retains a third party to conduct the survey. Similar to the owner/franchisee satisfaction objective, the guest satisfaction objective typically is set at a level which exceeds the prior year’s results. Disclosure of the target and results would reveal confidential information about the Company’s guest satisfaction strategies which would cause competitive or economic harm to the Company. The annual goals are difficult to accomplish and not certain to be met. Over the five years preceding 2007, the Named Executive Officers received an above threshold but below norm payout in two years and an above norm but below maximum payout performance in three years. For 2007, each of the Named Executive Officers received an above threshold but below norm payout for the guest satisfaction portion of the Individual Plan. The target and results for Mr. McCarthy consisted solely of guest satisfaction results from NALO, his primary area of responsibility.

•

Human Capital: Human capital is measured by the results of the Company’s annual associate opinion survey (conducted by a third party) as compared against survey results for the consumer services industry. As the leader of the Company’s largest operations division, Mr. McCarthy has a separately weighted human capital goal. For 2007, the target for a norm payout was to exceed the survey score of the consumer services industry, and the target for a maximum payout was to exceed the survey score of the consumer services industry by 10%. For 2007, Mr. McCarthy received a maximum payout for the human capital portion of the Individual Plan. Mr. Marriott and Mr. Shaw have a human capital objective under the Individual Achievement component described above.

Under the combined Incentive Plan and Individual Plan, the respective weightings of the relevant performance measures and the aggregate target and actual payments for 2007 are displayed in the table below. As reflected in the table, target awards range from 125% of salary for Mr. Marriott to 60% of salary for Mr. McCarthy. The Committee determined the differences in the target award percentages by reviewing market data for each position. The threshold award for each component is equal to 25% of the target award. The maximum award for each component is between 150% and 155% of the target award.

Name		Incentive Plan		Individual Plan					Total
		Earnings Per Share	Operating Profit-NALO	Individual Achievement	Room Growth	Owner/ Franchisee Satisfaction	Guest Satisfaction	Human Capital
J.W. Marriott, Jr.	Weight of Total Award (%)	60	n/a	20	10	5	5	n/a	100
	Target Award as % of Salary	75	n/a	25	12.5	6.25	6.25	n/a	125
	Actual Payout as % of Salary	114	n/a	37	19	9.5	4.84	n/a	184.34
William J. Shaw	Weight of Total Award (%)	60	n/a	20	10	5	5	n/a	100
	Target Award as % of Salary	54	n/a	18	9	4.5	4.5	n/a	90
	Actual Payout as % of Salary	81	n/a	25	13.5	6.75	3.49	n/a	129.74
James M. Sullivan	Weight of Total Award (%)	50	n/a	15	25	5	5	n/a	100
	Target Award as % of Salary	37.5	n/a	11.25	18.75	3.75	3.75	n/a	75
	Actual Payout as % of Salary	57.5	n/a	17.25	28.75	5.75	2.91	n/a	112.16
Arne M. Sorenson	Weight of Total Award (%)	60	n/a	20	10	5	5	n/a	100
	Target Award as % of Salary	45	n/a	15	7.5	3.75	3.75	n/a	75
	Actual Payout as % of Salary	69	n/a	20	11.5	5.75	2.91	n/a	109.16
Robert J. McCarthy	Weight of Total Award (%)	20	30	20	10	5	5	10	100
	Target Award as % of Salary	12	18	12	6	3	3	6	60
	Actual Payout as % of Salary	18	27	17	9	4.5	2.03	9	86.53

The awards potential under the Incentive Plan and Individual Plan for 2007 are reported in dollars in the Grants of Plan-Based Awards for Fiscal 2007 table, below. The actual payments for 2007 (paid in 2008) are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Annual and Supplemental Stock Awards

Annual Stock Awards

The Company grants equity compensation awards to eligible executives under the Marriott International, Inc. Stock and Cash Incentive Plan (the “Stock Plan”). For 2007, the Named Executive Officers were permitted to choose to receive the value of their equity awards as all restricted stock units (“RSUs”), all stock settled stock appreciation rights (“SARs”) or an equal mix of both types of awards. RSUs are a promise to deliver shares of Company stock at stated future vesting dates. Similar to options, which the Company offered to Named Executive Officers prior to 2006, SARs deliver the appreciation in Company stock over a period of time from the grant date until they are exercised, but SARs do not require the payment of an exercise price. Both types of awards use fewer shares than options, which was a factor the Committee considered when approving these types of awards starting in 2006. In addition, vesting conditions on the awards and the opportunity for long-term capital appreciation help the Company achieve its objectives of management retention and linking pay to Company performance. The Committee believes that giving the executives this choice of RSUs and/or SARs provides significant reward potential and flexibility to meet the executives’ individual financial planning profiles and needs. The Company is able to provide this alternative at no additional expense.

The target values (stated in dollars) for the annual equity awards for each Named Executive Officer for 2007 were:

Name	Target Value($)
J.W. Marriott, Jr.	$5,741,900
William J. Shaw	$2,369,500
James M. Sullivan	$1,745,700
Arne M. Sorenson	$1,745,700
Robert J. McCarthy	$1,453,700

These targets were recommended by the Human Resources Department, validated by the compensation consultant and approved by the Committee (with Board approval for Mr. Marriott’s and Mr. Shaw’s targets). The target values were based in part on the prior year award values as well as the external market data for both long-term incentive and total compensation.

Supplemental Stock Awards

Supplemental stock awards (typically RSUs) tend to be infrequent and are presented for approval at quarterly Board meetings in recognition of special performance, to retain key talent or as a sign-on employment inducement. The Company considers a number of factors when determining supplemental stock grants such as individual performance, the size of competitive long-term awards, key contributions and retention needs. In order to maintain total compensation consistent with the above-described guidelines, the Committee may adjust the components of total compensation in future years to account for current year supplemental awards. Mr. McCarthy received a supplemental stock award of 25,000 RSUs (that vests pro rata over five years) in February 2007 to reflect an expansion of his scope of responsibility as President, North American Lodging Operations and Global Brand Management. None of the other Named Executive Officers received a supplemental stock award in 2007.

Grant Timing and Pricing

The Company grants annual stock awards in February each year on the second business day following the release of its prior fiscal year annual earnings. This timing is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information which is likely to result in an increase in its stock price, or to delay the grant of stock awards until after the release of material, non-public information that is likely to result in a decrease in the Company’s stock price.

Executives derive value from their options and stock-settled SARs based on the appreciation in the value of the underlying shares of Company stock. For purposes of measuring this appreciation, the Company sets the exercise or base price as the average of the high and low prices of the Company stock on the NYSE on the date the awards are granted. This average price valuation is common practice and offers no inherent pricing advantage to the executive or the Company.

Nonqualified Deferred Compensation Plan

In addition to a qualified 401(k) plan, the Company offers senior management the opportunity to defer payment and income taxation of a portion of their salary/commissions, bonus and/or annual cash incentives under the Marriott International, Inc. Executive Deferred Compensation Plan. The plan also provides participants the opportunity for long-term capital appreciation by crediting their accounts with notional earnings (or losses) based on the performance of benchmark investment funds selected by participants. The

Committee believes that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because the Company does not offer a defined benefit pension plan. The Company makes a discretionary matching contribution to the Named Executive Officers’ deferred compensation accounts in February following each fiscal year. The rate of match is determined as an estimate of the matching contributions that the Named Executive Officers would receive in the Company’s 401(k) plan but for limitations imposed under the Internal Revenue Code. Throughout the year, the Company accrues for a matching contribution of 75% of deferrals up to 6% of cash compensation. The Committee has discretion to adjust the actual match allocation based on fiscal year financial results but no such adjustment was made for 2007. The Company also may make an additional discretionary contribution to the Named Executive Officers’ deferred compensation accounts based on subjective factors such as individual performance, key contributions and retention needs.

Other Compensation

The Company offers certain other perquisites and personal benefits to its executives. One benefit is complimentary rooms, food and beverages at Company-owned, operated or franchised hotels and the use of hotel related services such as Marriott-managed golf and spa facilities while on personal travel. These benefits are offered to encourage executive officers to visit and personally evaluate our properties. The value of these benefits is included in the executives’ wages for tax purposes.

In addition, the executives may participate in Company-wide plans and programs. Some of these benefits are paid for by the executives such as 401(k) plan elective deferrals, vision coverage, long- and short-term disability, group life and accidental death and dismemberment insurance, health care and dependent care spending accounts, retiree medical coverage and tuition reimbursement. Other benefits are paid for or subsidized by the Company such as the 401(k) Company match, certain group medical and dental benefits and business travel accident insurance.

The Company does not have employment agreements or severance plans for its Named Executive Officers. The Committee believes that the combination of the compensation and benefit programs discussed above currently is adequate to attract and retain executive talent, but the Committee continuously monitors the market for development in executive compensation practices to ensure that the Company remains competitive.

Tax Considerations

Internal Revenue Code Section 162(m) limits the Company’s federal income tax deduction for compensation in excess of one million dollars paid to Named Executive Officers except for the Chief Financial Officer. However, performance-based compensation can be excluded from the limitation so long as it meets certain requirements. The Committee believes SARs and options satisfy the requirements for exemption under Section 162(m).

For 2007, the annual bonuses and RSUs did not meet the requirements for exemption as performance-based compensation under Section 162(m). However, the Committee believes that the value of preserving the ability to structure compensation programs to meet a variety of corporate objectives, such as workforce planning, customer satisfaction and other non-financial business requirements, justifies the cost of being unable to deduct a portion of the executives’ compensation.

For 2008, the Committee decided to limit the Named Executive Officers’ choice of equity awards to all SARs or an equal mix of RSUs and SARs. The Committee made this change for grants beginning in 2008 to lessen the potential tax implications under section 162(m) of the Internal Revenue Code.

Executive Compensation Tables and Discussion

Summary Compensation Table

The following Summary Compensation Table shows the compensation we paid in fiscal years 2007 and 2006 to our Chief Executive Officer, our Chief Financial Officer, and to our other three most highly compensated executive officers as of December 28, 2007.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option/Stock Appreciation Right Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
J.W. Marriott, Jr.	2007	1,175,500	—	6,161,719	2,279,108	2,166,916	—	364,897	12,148,140
Chairman and Chief Executive Officer	2006	1,119,506	—	6,000,429	3,770,912	1,376,096	—	329,865	12,596,808
William J. Shaw	2007	955,000	—	3,851,855	1,024,156	1,239,018	—	115,925	7,185,955
President and Chief Operating Officer	2006	908,800	—	3,778,694	1,683,065	982,867	—	398,500	7,751,926
James M. Sullivan	2007	640,000	—	2,119,974	1,519,986	717,824	—	63,029	5,060,813
Executive Vice President Lodging Development	2006	609,000	—	2,086,124	1,937,498	536,834	—	221,732	5,391,188
Arne M. Sorenson	2007	640,000	—	944,174	2,481,182	698,624	—	74,638	4,838,618
Executive Vice President, Chief Financial Officer and President — Continental European Lodging	2006	609,000	—	895,548	2,213,468	536,834	—	237,109	4,491,959
Robert J. McCarthy	2007	550,000	—	889,916	1,068,510	475,915	—	199,159	3,183,500
President North American Lodging Operations and Global Brand Management	2006	500,000	—	600,304	683,229	319,350	—	205,570	2,308,453

(1)	These columns report all amounts earned as salary or under the Company’s Incentive Plan and Individual Plan during the fiscal year, whether paid or deferred under certain Company employee benefit plans.
(2)	The value reported for Stock Awards and Option/SAR awards is the aggregate cost recognized in the Company’s financial statements for such awards for the fiscal year including awards granted in prior years. The costs for awards made during 2007 and 2006 are determined in accordance with Financial Accounting Standard (“FAS”) No. 123(R), disregarding adjustments for forfeiture assumptions, and the costs for awards made prior to 2006 are determined in accordance with the modified prospective transition method under FAS No. 123(R). In accordance with FAS No. 123(R), the Company recognizes, in the year of grant, over 90% of the grant-date value of awards granted in 2007 and 2006 to executives who are eligible for retirement based on attaining 10 or more years of service at age or after 55. All of the Named Executive Officers except Messrs. Sorenson and McCarthy met these retirement eligibility requirements as of the grant date of their 2007 and 2006 awards. The assumptions for making the valuation determinations are set forth in the footnotes captioned “Share-Based Compensation” or “Employee Stock Plans” to our financial statements in each of the Company’s Forms 10-K for the fiscal years 2002 through 2007. For additional information on these awards, see the Grants of Plan Based Awards for Fiscal 2007 table, below.

(3)	All Other Compensation consists of the following:
•	Company contributions to the Company’s qualified 401(k) plan
•	Company contributions to the Company’s non-qualified Executive Deferred Compensation Plan
•	Perquisites and personal benefits including:
–	Personal financial services
–	Tax return preparation and advisory services
–	Personal use of the Company jet
–	Spousal accompaniment while on business travel
–	Rooms, food, beverages and use of other hotel related services such as golf and spa facilities at Company-owned, operated or franchised hotels while on personal travel
–	Other miscellaneous benefits

The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for the fiscal year. The following table identifies the total amount the Company contributed to each Named Executive Officer’s qualified 401(k) plan and non-qualified Executive Deferred Compensation Plan for fiscal year 2007. It also specifies values for perquisites and personal benefits for each Named Executive Officer that comprise more than the greater of 10% of his aggregate perquisites or personal benefits or $25,000.

Name	Company Contributions to the 401(k) Plan ($)	Company Contributions to the Executive Deferred Compensation Plan ($)	Personal Use of the Company Jet ($)	Executive Life Insurance ($)	Executive Tax and Financial Services ($)	Other ($)
Mr. Marriott	10,125	114,725	105,213	59,934	74,900	—
Mr. Shaw	10,125	87,124	—	—	—	18,676
Mr. Sullivan	10,125	52,904	—	—	—	—
Mr. Sorenson	10,125	52,904	—	—	—	11,609
Mr. McCarthy	10,125	189,034	—	—	—	—

The value of the personal use of the Company jet is the sum of:

•	allocable flight-specific costs of the personal flights (including, where applicable, return flights with no passengers) such as landing fees, crew costs and other related items, and
•

the product of (i) all other costs of maintaining and flying the jet for the billable year other than certain fixed expenses such as pilot compensation, management fee and hangar rental costs, multiplied by (ii) a fraction the numerator of which is the individual’s personal flight hours on the jet for the billable year and the denominator of which is the total flight hours of the jet for the billable year.

Although amounts are reported for aircraft use during the Company’s fiscal year, incremental cost is calculated on the basis of a December 1 through November 30 billable year, which reflects the contract service period used for billing by a third party aircraft management company.

The value reported as executive life insurance for Mr. Marriott is the economic benefit (increase in cash surrender value) from certain life insurance policies held by a trust for the benefit of the Marriott family to which the Company contributed premiums from 1996 through 2002. The value reported as executive tax and financial services for Mr. Marriott is the full pro rata cost for compensation of the Company employee who delivered the tax and financial services.

Cash Compensation

Amounts reported under the Non-Equity Incentive Plan Compensation column include all amounts earned under the Company’s Incentive Plan and Individual Plan, which for the 2007 fiscal year were as follows:

Name	Amounts earned under the Executive Officer Incentive Plan ($)	Amounts earned under the Executive Officer Individual Performance Plan ($)	Total Non-Equity Incentive Plan Compensation ($)
Mr. Marriott	1,340,070	826,846	2,166,916
Mr. Shaw	773,550	465,468	1,239,018
Mr. Sullivan	368,000	349,824	717,824
Mr. Sorenson	441,600	257,024	698,624
Mr. McCarthy	247,500	228,415	475,915

Equity Compensation

As explained in the Compensation Discussion and Analysis, the Company gave executives the choice to receive the value of their annual stock grant in one of three forms: (1) 100% stock-settled SARs, (2) 50% SARs and 50% RSUs, or (3) 100% RSUs. For 2007, Mr. Marriott and Mr. Shaw elected 100% RSUs, Mr. Sullivan elected 50% SARs and 50% RSUs, and Mr. Sorenson and Mr. McCarthy elected 100% SARs. As noted above, Mr. McCarthy received a supplemental stock award of RSUs that vests pro rata over 5 years.

Deferred Compensation

Elective deferrals for salary and non-equity incentive compensation under the Company’s Executive Deferred Compensation Plan are included in the Summary Compensation Table above in the columns that are associated with the type of compensation (i.e., Salary or Non-Equity Incentive Plan Compensation) that is deferred. Company match allocations are included in the values reported in the All Other Compensation column. Elective deferrals and Company allocations also are separately disclosed in the Nonqualified Deferred Compensation table below.

Grants of Plan-Based Awards for Fiscal 2007

The following table shows the plan-based awards granted to the Named Executive Officers in 2007.

Name	Award Type	Approval Date(1)	Grant Date(1)	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: (Number of Shares of Stock or Units) (#)	All Other Option/SAR Awards: (Number of Securities Underlying Options/ SARs) (#)	Closing price on Grant Date ($/sh)(3)	Exercise or Base Price ($/sh)	Grant Date Fair Value of All Other Stock/Option/ SAR Award ($)(4)
				Threshold ($)	Target ($)	Maximum ($)
Mr. Marriott	Incentive Plan			220,406	881,625	1,340,070
	Individual Plan			146,938	587,750	893,380
	RSU	2/1/07	2/12/07				112,200		48.90	49.03	5,501,166

Mr. Shaw	Incentive Plan			128,925	515,700	773,550
	Individual Plan			85,950	343,800	515,700
	RSU	2/1/07	2/12/07				50,400		48.90	49.03	2,471,112

Name	Award Type	Approval Date(1)	Grant Date(1)	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: (Number of Shares of Stock or Units) (#)	All Other Option/SAR Awards: (Number of Securities Underlying Options/ SARs) (#)	Closing price on Grant Date ($/sh)(3)	Exercise or Base Price ($/sh)	Grant Date Fair Value of All Other Stock/Option/ SAR Award ($)(4)
				Threshold ($)	Target ($)	Maximum ($)

Mr. Sullivan	Incentive Plan			60,000	240,000	368,000
	Individual Plan			60,000	240,000	368,000
	RSU	2/1/07	2/12/07				17,000		48.90	49.03	833,510
	SAR	2/1/07	2/12/07					44,200	48.90	49.03	830,518

Mr. Sorenson	Incentive Plan			72,000	288,000	441,600
	Individual Plan			48,000	192,000	294,400
	SAR	2/1/07	2/12/07					88,400	48.90	49.03	1,661,036

Mr. McCarthy	Incentive Plan			41,250	165,000	247,500
	Individual Plan			41,250	165,000	247,500
	RSU	2/1/07	2/12/07				25,000		48.90	49.03	1,225,750
	SAR	2/1/07	2/12/07					37,300	48.90	49.03	700,867

(1)	“Grant Date” applies to equity awards reported in the All Other Stock Awards and All Other Option/SAR Awards columns. The Board of Directors approved the SARs and Stock Awards at the February 1, 2007 meeting. Pursuant to the Company’s equity compensation grant procedures described in the Compensation Discussion and Analysis, the grant date of these awards was February 12, 2007, the second trading day following the release of the Company’s 2006 earnings.
(2)	The amounts reported in these columns include potential payouts corresponding to the achievement of the threshold, target, and maximum performance objectives under the Company’s annual cash incentive plans.
(3)	This column represents the final closing price of the Company’s Class A common stock on the NYSE on the date of grant. However, pursuant to the Company’s equity compensation grant procedures, the awards were granted with an exercise or base price equal to the average of the high and low stock price of the Company’s Class A common stock on the NYSE on the date of grant. In 2007, the exercise price was higher than the closing price.
(4)	The grant date fair value is the value of awards granted in 2007 as determined in accordance with FAS No. 123(R) disregarding that the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards.

The Grants of Plan-Based Awards table reports the dollar value of cash incentive plan awards (at their threshold, target and maximum achievement levels) and the number and grant date fair value of stock awards granted to each Named Executive Officer during the 2007 fiscal year. With regard to cash incentives, this table reports the estimated potential value that could have been obtained by the executive, whereas the Summary Compensation Table reports the actual value realized for 2007 (paid in February 2008).

Awards granted under the Stock Plan typically vest 25% on each of the first four anniversaries of their grant date, contingent on continued employment with the Company. With respect to supplemental awards, the Company may use a shorter or longer vesting period depending upon the Company’s retention objectives for the individual recipient. Even when vested, an executive may lose the right to exercise or receive a distribution of any outstanding stock awards if the executive terminates employment due to serious misconduct as defined in the Stock Plan, or if the Committee determines that the executive has engaged in competition with the Company or has engaged in criminal conduct or other behavior that is actually or potentially harmful to the Company. The Company believes that these provisions serve its objectives of retention and connecting the executives’ long-term interests to those of the Company. These awards do not offer dividend or voting rights until they vest or are exercised and shares are issued to the grantee.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table shows information about outstanding Options, SARs, restricted stock (“RS”), RSUs, deferred stock contracts (“DSC”) and deferred bonus stock (“DBS”) awards at December 28, 2007, our fiscal year-end. The Intrinsic Value and Market Value are based on the closing price of the Company’s Class A common stock on the NYSE on December 28, 2007, which was $34.12.

	Option/SAR Awards									Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs Exercisable/Unexercisable (#)				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option/ SAR Exercise Price ($)	Option/SAR Expiration Date	Option/SAR Intrinsic Value ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Share/Units That Have Not Vested ($)
Mr. Marriott	Options	209,154	—		n/a	5.9664	10/14/08	5,888,438	—
	Options	209,154	—		n/a	5.8703	10/14/08	5,908,538	—
	Options	198,146	—		n/a	6.6681	11/3/09	5,439,484	—
	Options	198,146	—		n/a	6.5607	11/3/09	5,460,765	—
	Options	220,162	—		n/a	8.514	11/2/10	5,637,468	—
	Options	220,162	—		n/a	8.3769	11/2/10	5,667,652	—
	Options	700,000	—		n/a	22.8675	2/1/11	7,876,750	—
	Options	156,316	—		n/a	12.5492	11/7/11	3,371,861	—
	Options	156,316	—		n/a	12.3472	11/7/11	3,403,437	—
	Options	800,000	—		n/a	18.84	2/19/12	12,224,000	—
	Options	137,602	—		n/a	15.5184	11/6/12	2,559,617	—
	Options	137,600	—		n/a	15.2685	11/6/12	2,593,966	—
	Options	1,130,000	—		n/a	15.105	2/6/13	21,486,950	—
	Options	384,000	—		n/a	14.1094	11/5/13	7,684,070	—
	Options	494,100	164,700	(1)	n/a	22.81	2/5/14	5,588,271	1,862,757
	Options	600,000	—		n/a	16.5782	11/4/14	10,525,080	—
	Options	123,000	123,000	(2)	n/a	32.16	2/10/15	241,080	241,080
	RSUs									280,206	(3)	9,560,629
Mr. Shaw	Options	123,292	—		n/a	6.6681	11/3/09	3,384,600	—
	Options	123,292	—		n/a	6.5607	11/3/09	3,397,841	—
	Options	114,486	—		n/a	8.514	11/2/10	2,931,529	—
	Options	114,486	—		n/a	8.3769	11/2/10	2,947,225	—
	Options	250,000	—		n/a	22.8675	2/1/11	2,813,125	—
	Options	101,274	—		n/a	12.5492	11/7/11	2,184,561	—
	Options	101,276	—		n/a	12.3472	11/7/11	2,205,062	—
	Options	350,000	—		n/a	18.84	2/19/12	5,348,000	—
	Options	99,074	—		n/a	15.5184	11/6/12	1,842,935	—
	Options	99,074	—		n/a	15.2685	11/6/12	1,867,694	—
	Options	500,000	—		n/a	15.105	2/6/13	9,507,500	—
	Options	264,000	—		n/a	14.1094	11/5/13	5,282,798	—
	Options	222,360	74,120	(1)	n/a	22.81	2/5/14	2,514,892	838,297
	Options	250,000	—		n/a	16.5782	11/4/14	4,385,450	—
	Options	55,300	55,300	(4)	n/a	32.16	2/10/15	108,388	108,388
	DBS									7,072	(5)	241,297
	RS									26,000	(6)	887,120
	RSU									166,340	(7)	5,675,521
Mr. Sullivan	Options	220,000	—		n/a	18.84	2/19/12	3,361,600	—
	Options	44,034	—		n/a	15.5184	11/6/12	819,103	—
	Options	44,032	—		n/a	15.2685	11/6/12	830,069	—
	Options	320,000	—		n/a	15.105	2/6/13	6,084,800	—
	Options	132,000	—		n/a	14.1094	11/5/13	2,641,399	—
	Options	148,230	49,410	(1)	n/a	22.81	2/5/14	1,676,481	558,827
	Options	150,000	—		n/a	16.5782	11/4/14	2,631,270	—
	Options	36,900	36,900	(8)	n/a	32.16	2/10/15	72,324	72,324
	SARs	16,700	50,100	(9)	n/a	34.465	2/13/16	—	—

	Option/SAR Awards									Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs Exercisable/Unexercisable (#)				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option/ SAR Exercise Price ($)	Option/SAR Expiration Date	Option/SAR Intrinsic Value ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Share/Units That Have Not Vested ($)
	SARs	—	44,200	(10)	n/a	49.03	2/12/17	—	—
	RS									12,000	(6)	409,440
	RSUs									108,878	(11)	3,714,917
Mr. Sorenson	Options	160,000	—		n/a	22.8675	2/1/11	1,800,400	—
	Options	22,018	—		n/a	11.3757	3/19/11	500,784	—
	Options	22,018	—		n/a	11.5619	3/19/11	496,684	—
	Options	7,926	—		n/a	12.5492	11/7/11	170,970	—
	Options	7,926	—		n/a	12.3472	11/7/11	172,571	—
	Options	220,000	—		n/a	18.84	2/19/12	3,361,600	—
	Options	14,312	—		n/a	15.5184	11/6/12	266,226	—
	Options	14,312	—		n/a	15.2685	11/6/12	269,803	—
	Options	320,000	—		n/a	15.105	2/6/13	6,084,800	—
	Options	90,000	—		n/a	14.1094	11/5/13	1,800,954	—
	Options	148,230	49,410	(1)	n/a	22.81	2/5/14	1,676,481	558,827
	Options	120,000	180,000	(12)	n/a	23.80	4/29/14	1,238,400	1,857,600
	Options	150,000	—		n/a	16.5782	11/4/14	2,631,270	—
	Options	73,800	73,800	(13)	n/a	32.16	2/10/15	144,648	144,648
	SARs	33,400	100,200	(14)	n/a	34.465	2/13/16	—	—
	SARs	—	88,400	(15)	n/a	49.03	2/12/17	—	—
	DBS									2,976	(16)	101,541
	RS									34,000	(17)	1,160,080
	RSUs									76,000	(18)	2,593,120
Mr. McCarthy	Options	2	—		n/a	6.6681	11/3/09	55	—
	Options	27,500	—		n/a	22.8675	2/1/11	309,444	—
	Options	18,750	—		n/a	15.91	11/1/11	341,438	—
	Options	120,600	—		n/a	15.105	2/6/13	2,293,209	—
	Options	49,410	16,470	(1)	n/a	22.81	2/5/14	558,827	186,276
	Options	12,860	12,860	(19)	n/a	32.16	2/10/15	25,206	25,206
	SARs	14,298	42,894	(20)	n/a	34.465	2/13/16	—	—
	SARs	—	37,300	(21)	n/a	49.03	2/12/17	—	—
	DBS									2,367	(22)	80,762
	DSC									16,000	(23)	545,920
	RSUs									69,472	(24)	2,370,385

(1)	Vests on February 5, 2008.
(2)	61,500 options vest on each of February 10, 2008 and February 10, 2009.
(3)	91,178 RSUs vest on each of February 15, 2008 and February 15, 2009. 69,800 RSUs vest on February 15, 2010. 28,050 RSUs vest on February 15, 2011.
(4)	27,650 options vest on each of February 10, 2008 and February 10, 2009.
(5)	DBS units vest as follows:

•	2,870 units on January 2, 2008
•	2,154 units on January 2, 2009
•	1,370 units on January 2, 2010
•	678 units on January 2, 2011

(6)	Vests on February 6, 2008.
(7)	61,120 RSUs vest on each of February 15, 2008 and February 15, 2009. 31,500 RSUs vest on February 15, 2010. 12,600 RSUs vest on February 15, 2011.
(8)	18,450 options vest on each of February 10, 2008 and February 10, 2009.
(9)	16,700 SARs vest on each of February 13, 2008, February 13, 2009 and February 13, 2010.
(10)	11,050 SARs vest on each of February 12, 2008, February 12, 2009, February 12, 2010 and February 12, 2011.

(11)	RSUs vest as follows:

•	45,014 on February 15, 2008
•	41,014 on February 15, 2009
•	14,600 on February 15, 2010
•	8,250 on February 15, 2011

(12)	90,000 options vest on each of April 29, 2008 and April 29, 2009.
(13)	36,900 options vest on each of February 10, 2008 and February 10, 2009.
(14)	33,400 SARs vest on each of February 13, 2008, February 13, 2009 and February 13, 2010.
(15)	22,100 SARs vest on each of February 12, 2008, February 12, 2009, February 12, 2010 and February 12, 2011.
(16)	DBS units vest as follows:

•	1,124 on January 2, 2008
•	894 on January 2, 2009
•	622 on January 2, 2010
•	336 on January 2, 2011

(17)	RS awards vest as follows:

•	7,500 on each of February 6, 2008, February 6, 2009, February 6, 2010 and February 6, 2011
•	4,000 on November 5, 2008

(18)	RSUs vest as follows:

•	4,000 on each of February 15, 2008, February 15, 2009, February 15, 2010 and February 15, 2011
•	30,000 on each of May 15, 2008 and May 15, 2009

(19)	6,430 options vest on each of February 10, 2008 and February 10, 2009.
(20)	14,298 SARs vest on each of February 13, 2008, February 13, 2009 and February 13, 2010.
(21)	9,325 SARs vest on each of February 12, 2008, February 12, 2009, February 12, 2010 and February 12, 2011.
(22)	DBS units vest as follows:

•	782 on January 2, 2008
•	596 on January 2, 2009
•	414 on January 2, 2010
•	232 on January 2, 2011
•	38 on January 2, 2012
•	39 on January 2, 2013
•	36 on January 2, 2014
•	38 on each of January 2, 2015, January 2, 2016, January 2, 2017, January 2, 2018 and January 20, 2019
•	40 on January 2, 2020

(23)	8,000 DSC units vest on each of February 5, 2008 and February 5, 2009.
(24)	RSUs vest as follows:

•	7,236 on each of February 15, 2008 and February 15, 2009
•	12,000 on December 15, 2008
•	14,000 on each of December 15, 2009 and December 15, 2010
•	5,000 on each of February 15, 2010, February 15, 2011 and February 15, 2012

The Outstanding Equity Awards at Fiscal Year-End table reflects the potential value, based on the Company’s year-end stock price, of all outstanding unvested or vested but unexercised equity awards held by the Named Executive Officers as of the last day of the fiscal year. These include RSUs and SARs granted in 2007, as well as restricted stock, restricted stock units, deferred bonus stock, deferred stock contracts and options granted prior to 2007. Options/SARs and RSUs are described above. The following describes the restricted stock, deferred bonus stock and deferred stock contract awards:

RS	Restricted stock awards were last granted in 2003. Restricted stock awards were grants of stock that were subject to general restrictions such as continued employment and non-competition. Holders of restricted stock awards receive dividends and may exercise voting rights on their restricted shares. Shares are released from restrictions over a 5-, 8- or 10-year period.

DBS	Deferred bonus stock was last granted in 2001. There are two types of deferred bonus stock awards: (1) a current award, which is distributed in ten annual installments beginning one year after the award is granted, or (2) a deferred award, which is distributed in one or up to ten annual installments beginning the January following termination of employment. Both types of deferred bonus stock awards contingently vest in ten equal annual installments beginning one year after the award was made.

DSC	Deferred stock contracts were last granted in 2003. Deferred stock contracts are similar to deferred bonus stock awards except that they typically vest in five or ten equal annual installments and generally are distributable in ten annual installments following termination of employment.

Option Exercises and Stock Vested During Fiscal 2007

The following table shows information about option exercises and vesting of RS, RSUs, DSC and DBS awards during fiscal year 2007.

	Option Awards				Stock Awards
Name	Award Type	Exercise Date	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(2)	Award Type	Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(3)
Mr. Marriott(1)	Options	1/8/07	495,364	16,185,276	RSU	2/15/07	63,128	3,114,736
	Options	3/15/07	98,686	4,378,767
	Options	3/19/07	152,300	6,820,253
	Options	7/25/07	4,786	193,363
	Options	8/6/07	120,000	4,610,832
	Options	8/24/07	126,200	5,077,259
Mr. Shaw					DBS	1/2/07	3,552	168,791
					RS	2/6/07	26,000	1,285,180
					RSU	2/15/07	48,520	2,393,977
Mr. Sullivan	Options	2/20/07	79,810	3,487,760	RS	2/6/07	12,000	593,160
	Options	2/21/07	79,810	3,373,772	RSU	2/15/07	40,764	2,011,296
	Options	3/19/07	126,596	4,636,825
	Options	3/22/07	160,000	4,326,336
Mr. Sorenson					DBS	1/2/07	1,324	62,916
					RS	2/6/07	7,500	370,725
					DSC	2/7/07	10,000	500,600
					RSU	2/15/07	4,000	197,360
					RSU	5/15/07	20,000	910,000
					RS	11/5/07	4,000	157,720
Mr. McCarthy					DBS	1/2/07	925	43,956
					DSC	2/5/07	8,000	392,720
					RSU	2/15/07	2,236	110,324
					RS	11/6/07	2,202	84,975
					DSC	11/6/07	2,202	84,975
					RSU	12/15/07	12,000	386,640

(1)	Mr. Marriott exercised 209,154 shares on February 27, 2008 for a realized value of $6,358,909.
(2)	The value realized upon exercise is based on the current trading price at the time of exercise.
(3)	The value realized upon vesting is based on the average of the high and low stock price on the vesting date.

Pension Benefits

The Company does not maintain a defined benefit pension plan or supplemental pension plan.

Nonqualified Deferred Compensation

The following table discloses contributions, earnings, balances and distributions under the Company’s nonqualified Executive Deferred Compensation Plan for the 2007 fiscal year.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE($)(3)
Mr. Marriott	273,244	114,725		947,835	—	14,116,689
Mr. Shaw	116,272	87,124		661,371	—	9,904,186
Mr. Sullivan	621,467	52,904		565,822	—	8,819,348
Mr. Sorenson	70,610	52,904		172,421	—	2,153,941
Mr. McCarthy	317,578	189,034	(4)	110,366	—	1,536,946

(1)	The amounts in this column consist of elective deferrals by the Named Executive Officers of salary for the 2007 fiscal year and non-equity incentive plan compensation for 2006 (otherwise payable in 2007) under the Company’s nonqualified Executive Deferred Compensation Plan. The following table indicates the portion of each executive’s 2007 elective contributions that were attributable to 2007 salary which is reported in the Summary Compensation Table. The portion relating to non-equity incentive plan compensation is not reported as 2007 compensation in the Summary Compensation Table because it relates to amounts earned and reported as compensation in 2006 (although payable in 2007).

Name	Amounts that relate to the contribution of Salary ($)
Mr. Marriott	135,635
Mr. Shaw	57,300
Mr. Sullivan	192,000
Mr. Sorenson	38,400
Mr. McCarthy	110,000

(2)	The amounts in this column reflect aggregate notional earnings during 2007 of each Named Executive Officer’s account in the Executive Deferred Compensation Plan. Aggregate notional earnings in this table are not reported in the Summary Compensation Table because they are based on market rates that are determined by reference to mutual funds.
(3)	This column includes amounts in each Named Executive Officer’s total Executive Deferred Compensation account balance as of the last day of the fiscal year. The following table reports the portion of the Aggregate Balance that was reported as compensation in the Summary Compensation Table in each of the Company’s prior year proxy statements since we became a public company on March 27, 1998.

Name	Amounts that were reported as compensation in prior year proxy statements ($)
Mr. Marriott	9,715,805
Mr. Shaw	2,934,881
Mr. Sullivan	4,938,284
Mr. Sorenson	1,119,629
Mr. McCarthy	386,280

(4)	Of this reported amount, $150,000 represents one of four equal installments beginning in 2006. The decision to make these contributions was made by the Company in 2005, before Mr. McCarthy was a Named Executive Officer.

Under the Company’s Executive Deferred Compensation Plan, participants are eligible to defer the receipt of up to 80% of their salary, bonus, non-equity incentive plan compensation and/or commissions. Such amounts are immediately vested. In addition, the Named Executive Officers may receive a discretionary match which vests 25% per year for each year that the executive remains employed by the Company following the date the Company match is allocated to the executive’s plan account, or if sooner, which vests in full upon approved retirement, death or disability. For 2007, the Company matched 75% on deferrals of the first 6% of compensation for each of the Named Executive Officers.

Accounts in the Executive Deferred Compensation Plan are credited with notional earnings based on the market rate of return of the available benchmark investment alternatives offered under the plan. The benchmark investment alternatives are indexed to traded mutual funds, and each Named Executive Officer may elect among the investment alternatives in increments of 1% of his or her account. The executive may make daily changes in his or her investment election for future deferrals, and may make monthly transfers of balances between the available investment alternatives. If no investment election is made, a default investment alternative is selected by the plan administrator. In 2007, the benchmark investments and their respective notional annual rates of return in the Executive Deferred Compensation Plan were as follows:

Benchmark Investment	2007 Rate of Return
Vanguard Money Market	5.3%
PIMCO Total Return	8.7%
Vanguard Balanced	8.4%
Fidelity VIP Index 500	5.4%
Fidelity VIP Contrafund	17.6%
GE Premier Growth Equity	5.3%
Vanguard Mid-Cap Index	6.1%
Vanguard Diversified Value	3.9%
Royce Small Cap	-2.1%
Franklin Templeton International	15.8%

Executives may receive a distribution of the vested portion of their Executive Deferred Compensation Plan accounts upon termination of employment (including retirement or disability) or, in the case of deferrals by the executive (and related notional earnings), upon a specified future date while still employed, as elected by the executive (an “in-service distribution”). Each year’s deferrals may have a separate distribution election. Distributions payable upon termination of employment may be elected as (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed twenty years; or (iii) five annual cash payments beginning on the sixth January following termination of employment. In-service distributions may be elected by the executive as a single lump sum cash payment or in annual cash payments over a term of one to five years, in either case beginning not earlier than the third calendar year following the calendar year of the deferral. However, in the case of amounts of $10,000 or less, or when no election regarding the form of distribution is made, the distribution will be made in a lump sum. When the executive is a “key employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur during the six months following termination of employment. Typically, the Named Executive Officers are key employees.

Potential Payments Upon Termination or Change in Control

The Company does not have employment agreements with any of the Named Executive Officers. Furthermore, the Company does not have severance agreements with any of the Named Executive Officers.

Upon retirement or permanent disability (as defined in the pertinent plan), a Named Executive Officer may continue to vest in outstanding stock awards (with the exception of certain supplemental RSU awards granted after 2005); may exercise options and SARs for up to 5 years in accordance with the awards’ original terms; and immediately vests in the unvested portion of his Executive Deferred Compensation account. However, for stock awards granted in or after 2006, upon retirement an executive forfeits a portion of any stock awards that are granted within the year preceding retirement, proportional to the number of days after termination within that year. For these purposes, retirement is a termination of employment with retirement approval of the Committee by an executive who has attained age 55 with 10 years of service with the Company, or, for the Executive Deferred Compensation Plan and Stock Plan equity awards granted before 2006, has attained 20 years of service with the Company. In all cases, however, the Committee or its designee has the authority to revoke approved retiree status if an executive terminates employment for serious misconduct or is subsequently found to have engaged in competition with the Company or engaged in criminal conduct or other behavior that is actually or potentially harmful to the Company. A Named Executive Officer who dies as an employee or approved retiree immediately vests in his Executive Deferred Compensation account, options/SARs and other stock awards. These provisions were developed based on an analysis of external market data.

As of December 28, 2007, J.W. Marriott, Jr., William J. Shaw, and James M. Sullivan met the age or service conditions for retirement eligibility. Arne M. Sorenson would meet such conditions if he remains employed until October 13, 2013. Robert J. McCarthy meets the conditions for retirement eligibility for his Executive Deferred Compensation account and pre-2006 equity awards because he has served more than 20 years with the Company. He would meet the conditions for retirement eligibility for his post-2005 equity awards if he remains employed until May 2, 2008. The table below reflects the value of unvested stock awards and unvested Executive Deferred Compensation accounts that each Named Executive Officer would receive upon retirement, disability or death as of December 28, 2007 (based on the Company’s fiscal year-end closing stock price of $34.12).

Name	Plan	Retirement ($)	Disability ($)	Death ($)
Mr. Marriott	EDC	275,795	275,795	275,795
	Stock Plan	11,664,466	11,664,466	11,664,466
Mr. Shaw	EDC	211,883	211,883	211,883
	Stock Plan	7,750,623	7,750,623	7,750,623
Mr. Sullivan	EDC	127,903	127,903	127,903
	Stock Plan	4,755,508	4,755,508	4,755,508
Mr. Sorenson	EDC	—	132,200	132,200
	Stock Plan	—	6,415,816	6,415,816
Mr. McCarthy	EDC	90,440	90,440	90,440
	Stock Plan	2,355,548	3,208,548	3,208,548

Under the Stock Plan, in the event of a change in control of the Company, the Company or its successor will provide substitute equity awards under the Stock Plan or, if in the event no similar equity awards are available, an equivalent value as determined at that time will be credited to each Named Executive Officer’s account in the Executive Deferred Compensation Plan. If the Company or its successor does not substitute equity awards or credit the Executive Deferred Compensation Plan accounts, the Company or its successor will provide for the awards to be exercised, distributed, canceled or exchanged for value. The vested and unvested values of the equity awards as of the last day of the fiscal year are indicated for each Named Executive Officer in the Outstanding Equity Awards at 2007 Fiscal Year-End table.

The benefits reported in the table above are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options and vested Executive Deferred Compensation Plan balances, and benefits available generally to salaried employees such as benefits under the company’s 401(k) plan, group medical and dental plans, life and accidental death insurance plans, disability programs, health and dependent care spending accounts, and accrued paid time off. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed may be higher or lower than reported above. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described above, as the Committee determines appropriate.

Directors’ Compensation

For 2007, non-employee directors received compensation in the form of meeting attendance fees and annual cash retainer fees, as well as annual deferred stock awards under the Company’s Stock Plan. The Vice-Chairman of the Board receives fees and stock awards at 125% of the amount of the other directors. The chairs of each Committee of the Board of Directors receive an additional retainer fee to compensate for the responsibilities of those positions.

Attendance and retainer fees are paid on a quarterly basis. However, in accordance with established Company procedures, a director may elect to defer payment of all or a portion of his or her director fees pursuant to the Company’s Executive Deferred Compensation Plan and/or the Stock Plan. As elected by the director, fees that are deferred pursuant to the Stock Plan are credited to the director’s stock unit account in that plan, or are replaced with SARs having equivalent grant-date value, except that only the annual retainer may be replaced with SARs. Non-employee director SARs are granted at fair market value, have a 10-year term, and are immediately vested but cannot be exercised until one year following grant. As elected by the director, retainer and meeting fees that are deferred as a deferred stock award may be distributed in a lump sum or in one to 10 annual installments following termination of service as a board member. Retainer and meeting fees that are deferred as a deferred stock award accrue dividend equivalents but do not provide voting rights until the stock is distributed.

The Company grants the annual deferred stock award following the Company’s annual meeting of shareholders. The deferred stock award is equal in value to the annual cash retainer for each director (disregarding committee chair retainers). In the year prior to the grant of the award, the recipient may choose to have his or her award distributed in a lump sum or in one to 10 annual installments following termination of service as a board member. The annual director deferred stock awards neither accrue dividend equivalents nor provide voting rights until the stock is distributed to them. The pricing practices for executive stock awards discussed in the Compensation Discussion and Analysis above are followed for director stock awards.

The Company reimburses directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. To encourage our directors to visit and personally evaluate our properties, the directors also receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. The value of these benefits is reported to the directors as taxable compensation.

The following Director Compensation Table shows the compensation we paid in 2007 to our non-employee directors. As officers, J.W. Marriott, Jr. and William J. Shaw are not paid for their service as directors.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)(4)	All Other Compensation ($)(5)(6)	Total ($)
Richard S. Braddock	82,513	80,013	3,713	166,239
Lawrence W. Kellner	87,917	80,013	—	167,930
Debra L. Lee	81,667	80,013	20,970	182,650
John W. Marriott III	82,813	99,993	—	182,806
Floretta Dukes McKenzie	76,250	80,013	3,431	159,694
George Muñoz	94,583	80,013	4,088	178,683
Harry J. Pearce	70,000	80,013	3,094	153,107
Steven S Reinemund	50,000	80,013	—	130,013
Lawrence M. Small	77,911	80,013	18,542	176,466

(1)	For 2007, each non-employee director received a retainer fee of $60,000 and an attendance fee of $1,250 for each Board, committee or shareholder meeting attended. Richard S. Braddock received an additional annual retainer of $10,000 for his services as chair of the Compensation Policy Committee. George Muñoz received an additional annual retainer of $13,333 for his services as chair of the Audit Committee beginning in May 2007. Lawrence W. Kellner and Debra L. Lee each received an additional annual retainer of $6,667 each for their service as chairs of the Nominating and Corporate Governance Committee and Committee for Excellence, beginning in May 2007. Steven S Reinemund was elected to the board as a new member at the 2007 annual meeting of shareholders on April 27, 2007. John W. Marriott III serves as the non-employee Vice Chairman of the Company’s Board of Directors. Relating to his services as a non-employee Vice Chairman, he receives 125 percent of the ordinary annual cash retainer (disregarding committee chair retainers), attendance fees and annual stock award of the non-employee directors.
(2)	This column includes any cash retainer and meeting fee amounts that the directors elected to be credited to their deferred stock unit accounts in the Stock Plan, annual cash retainers that the directors elected to receive as SARs, as well as fees that were deferred pursuant to the Executive Deferred Compensation Plan as follows.

Name	Fees Deferred to the Deferred Stock Plan ($)	Fees Elected as a SAR Award ($)	Fees Deferred to the Executive Deferred Compensation Plan ($)
Mr. Braddock	—	35,013	47,500
Ms. Lee	—	—	4,900
Dr. McKenzie	19,063	—	19,063
Mr. Muñoz	68,933	—	5,675
Mr. Pearce	65,800	—	4,200
Mr. Small	16,450	56,412	5,050

Because cash retainers and meeting fees otherwise are paid quarterly, deferred stock units were credited to the Stock Plan on April 10, 2007, July 10, 2007, October 10, 2007, and January 10, 2008. The number of deferred stock units credited to each director’s account was determined by dividing the dollar amount the director elected to defer by the average of the high and low trading prices of the Company’s Class A common stock on the respective credit dates, which were $49.85, $46.16, $41.56, and $33.68, respectively. The SARs were granted on the first business day after the annual shareholders meeting. The number of SARs received was determined by dividing the dollar amount of the cash retainer elected by the estimated value of a SAR at the time of grant. The per share value of each SAR as reported in this column was $20.38, determined in accordance with FAS No. 123(R). In 2007, each award was granted on April 30, 2007, at a trading price of $45.91.

(3)	In 2007, each director was granted a deferred stock award on April 27, 2007 for 1,730 shares, except that the Vice Chairman received 2,162 shares. In accordance with the Company’s equity compensation grant procedures, the awards were determined by dividing each director’s annual retainer fee for the year by the average of the high and low prices of a share of the Company’s Class A common stock on the date the awards were granted, which was $46.25 per share.
(4)	The following table indicates the number of outstanding options, SARs, DS, DBS, RSUs, or RS held by each director at the end of 2007.

Name	Award Type	Number of Securities Underlying Unexercised Options/SARs		Number of Shares or Units of Stock Held That Have Not Vested (#)	Number of Shares or Units of Stock Held That Have Vested (#)(2)
		Exercisable (#)	Unexercisable (#)
Mr. Braddock	Options	2,904	—
	SARs	2,510	1,718
	DS			—	5,294
Mr. Kellner	DS			—	10,212
Ms. Lee	DS			—	5,294
Mr. Marriott III(1)	Options	60,310	30,160
	DBS			1,604	—
	RSU			22,472	—
	RS			8,000	—
	DS			—	4,202
Dr. McKenzie	Options	876	—
	DS			—	40,957
Mr. Muñoz	Options	8,008	—
	DS			—	15,524
Mr. Pearce	DS			—	54,082
Mr. Reinemund	DS			—	1,730
Mr. Small	Options	38,452	—
	SARs	5,392	2,768
	DS			—	43,419

(1)	John W. Marriott III’s outstanding options and unvested stock units/shares were granted when he was an employee of the Company.
(2)	This column represents fiscal year-end balances held in the director deferred stock plan.

(5)	This column includes Company allocations made by the Company under the Executive Deferred Compensation Plan for fiscal year 2007.
(6)	The directors receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for the fiscal year.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under the Company’s equity compensation plans as of December 28, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	47,953,997	(1)	$17.66	24,923,589	(2)
Equity compensation plans not approved by shareholders(3)	—			—

Total	47,953,997			24,923,589

(1)	Includes 9,362,319 shares of outstanding deferred stock, deferred stock units, restricted stock and RSUs that are not included in the calculation of the Weighted-Average Exercise Price column.
(2)	Consists of 14,923,589 securities available for issuance under the Stock Plan and 10,209,734 securities available for issuance under the Employee Stock Purchase Plan.
(3)	All of the Company’s equity compensation plans have been approved by shareholders.

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The table below sets forth the beneficial ownership of Class A common stock by our directors, director nominees and executive officers as of January 31, 2008 (unless otherwise noted), as well as additional information about beneficial owners of 5 percent or more of the Company’s Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws. Unless otherwise noted, the address for all greater than five percent beneficial owners is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

Note on Various Marriott Family Holdings: SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in multiple counting of some shares. After eliminating double-counting of shares beneficially owned, J.W. Marriott, Jr. and John W. Marriott III together have an aggregate beneficial ownership of 17.7% of Marriott’s outstanding shares. The aggregate total beneficial ownership of J.W. Marriott, Jr., John W. Marriott III, and each of the “Other 5% Beneficial Owners” shown below, except for T. Rowe Price Associates, Inc., is 29% of outstanding shares after removing the shares counted multiple times. These individuals and entities each disclaim beneficial ownership over shares owned by other members of the Marriott family and the entities named below except as specifically disclosed in the footnotes following the table below.

Name	Shares Beneficially Owned		Percent of Class(1)
Directors and Director Nominees:
J.W. Marriott, Jr.	61,649,825	(2)(3)(4)(5)(6)	17.4%
John W. Marriott III	26,718,972	(3)(4)(7)(8)	7.5%
Mary K. Bush	0		*
Lawrence W. Kellner	2,000	(8)	*
Debra L. Lee	2,640	(8)	*
Floretta Dukes McKenzie	2,616	(8)(9)	*
George Muñoz	10,008	(8)(9)	*
Harry J. Pearce	8,426	(8)	*
Steven S Reinemund	2,000	(8)	*
William J. Shaw	3,246,001	(9)(10)	*
Lawrence M. Small	125,045	(8)(9)(11)	*

Other Named Executive Officers:
Robert J. McCarthy	358,960	(9)(10)	*
Arne M. Sorenson	1,778,670	(6)(9)(10)	*
James M. Sullivan	1,534,273	(9)(10)	*

All Directors, Nominees and Executive Officers as a Group (20 persons, including the foregoing)	71,942,139	(12)	20.3%

Other 5% Beneficial Owners:
Richard E. Marriott	48,669,084	(2)(13)	13.7%
Stephen G. Marriott	37,527,639	(4)(14)	10.6%
Deborah M. Harrison	26,508,910	(4)(15)	7.5%
David S. Marriott	26,487,599	(4)(16)	7.5%
JWM Family Enterprises, Inc.	24,027,960	(4)(6)	6.8%
JWM Family Enterprises, L.P.	24,027,960	(4)(6)	6.8%
T. Rowe Price Associates, Inc.	26,168,475	(17)	7.4%
100 E. Pratt Street Baltimore, MD 21202

*	Less than 1 percent.
(1)	Based on the number of shares outstanding (355,090,583) on January 31, 2008, plus the number of shares acquirable by the specified person(s) within 60 days of January 31, 2008, as described below.

(2)	Includes the following 22,557,235 shares that both J.W. Marriott, Jr. and his brother Richard E. Marriott report as beneficially owned: (a) 5,879,791 shares held by 16 trusts for the benefit of their children, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (b) 10,618,193 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, and Stephen Garff Marriott serve as co-trustees; (c) 5,878,495 shares held by a charitable annuity trust created by the will of J. Willard Marriott, Sr., in which J.W. Marriott, Jr. and Richard E. Marriott have a remainder interest and for which they serve as co-trustees; and (d) 180,756 shares held by a trust established for the benefit of J.W. Marriott Jr., for which Richard E. Marriott serves as trustee.

(3)	Includes the following 877,764 shares that both J.W. Marriott, Jr. and his son John W. Marriott III report as beneficially owned: (a) 320,000 shares owned by JWM Associates Limited Partnership, in which J.W. Marriott, Jr. is a general partner and in which John W. Marriott III is a limited partner; (b) 508,720 shares held by a trust for the benefit of John W. Marriott III, for which J.W. Marriott, Jr.’s spouse serves as a co-trustee; and (c) 49,044 shares owned by three trusts for the benefit of John W. Marriott III’s children, for which the spouses of John W. Marriott III and J.W. Marriott, Jr. serve as co-trustees.

(4)	Includes the following 24,027,960 shares that J.W. Marriott, Jr., his children John W. Marriott III, Deborah M. Harrison, Stephen G. Marriott and David S. Marriott, and JWM Family Enterprises, Inc. and JWM Family Enterprises, L.P. each report as beneficially owned: (a) 13,200,000 shares owned by Thomas Point Ventures, L.P., and (b) 10,827,960 shares owned by JWM Family Enterprises, L.P. JWM Family Enterprises, Inc., a corporation in which J.W. Marriott, Jr. and each of his children is a director, is the sole general partner of JWM Family Enterprises, L.P., a limited partnership, which in turn is the sole general partner of Thomas Point Ventures, L.P., also a limited partnership. The address for the corporation and both limited partnerships is 6106 MacArthur Boulevard, Suite 110, Bethesda, Maryland 20816.

(5)	Includes the following 14,186,866 shares that J.W. Marriott, Jr. reports as beneficially owned, in addition to the shares referred to in footnotes (2), (3) and (4): (a) 5,506,246 shares directly held; (b) 6,391,236 shares subject to options and RSUs currently exercisable or exercisable within 60 days after January 31, 2008; (c) 279,470 shares owned by J.W. Marriott, Jr.’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (d) 1,903,848 shares owned by separate trusts for the benefit of three of J.W. Marriott, Jr.’s children, in which his spouse serves as a co-trustee; (e) 48,412 shares owned by three trusts for the benefit of J.W. Marriott, Jr.’s grandchildren, for which the spouses of J.W. Marriott, Jr. and Stephen Garff Marriott serve as co-trustees; and (f) 57,654 shares owned by the J. Willard Marriott, Jr. Foundation, in which J.W. Marriott, Jr. and his spouse serve as trustees.

(6)	Includes the following shares that are pledged as security: (a) 3,396,000 shares owned by JWM Family Enterprises, L.P. that serve as collateral for obligations of JWM Family Enterprises, L.P. and its affiliates; (b) 2,000 shares owned by J.W. Marriott, Jr. that serve as collateral security for two loans; and (c) 70,699 shares owned by Mr. Sorenson that are held in two margin accounts.

(7)

Includes the following 1,813,248 shares that John W. Marriott III reports as beneficially owned, in addition to the shares referred to in footnote (3) and (4): (a) 765,497 shares directly held; (b) 92,276 shares subject to options, RSUs and deferred stock agreements currently exercisable or exercisable within 60 days after January 31, 2008; (c) 770,960 shares held in a trust for the benefit of John W. Marriott III (included in footnote (2)(a) above); (d) 8,000 shares of restricted stock awarded under the Stock Plan (holders of restricted stock are entitled to vote their shares, see “Executive and Director Compensation: Summary Compensation Table” on page 29); (e) 31,210 shares owned by John W. Marriott III’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); and (f) 145,305 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III serves as a co-trustee.

(8)	Does not include non-employee director annual deferred share awards or stock units representing fees that non-employee directors have elected to defer under our Stock Plan. The combined numbers of shares (a) subject to deferred share awards, and (b) in stock unit accounts of non-employee directors as of January 31, 2008, were as follows: Mr. Kellner: 10,212 shares; Ms. Lee: 5,294 shares; John W. Marriott III: 4,202 shares; Dr. McKenzie: 41,116 shares; Mr. Muñoz: 16,093 shares; Mr. Pearce: 54,666 shares; Mr. Reinemund 1,730 shares, and Mr. Small: 43,559 shares. Share awards and stock units do not carry voting rights and are not transferable. Share awards and stock units are distributed following retirement as a director.

(9)	Includes shares subject to options, SARs, RSUs and deferred stock agreements currently exercisable or exercisable within 60 days after January 31, 2008, as follows: Dr. McKenzie: 876 shares; Mr. Muñoz: 8,008 shares; Mr. Shaw: 2,930,804 shares; Mr. Small: 43,844 shares; Mr. McCarthy: 305,179; Mr. Sorenson: 1,549,752 shares; and Mr. Sullivan: 1,252,520 shares.

(10)	Includes shares of unvested restricted stock awarded under the Stock Plan as follows: Mr. Shaw: 26,000 shares; Mr. Sorenson: 34,000 shares; and Mr. Sullivan: 12,000 shares. Holders of restricted stock are entitled to vote their shares. See “Executive and Director Compensation: Summary Compensation Table” on page 29.

(11)	Includes 10,800 shares held by two trusts for the benefit of Mr. Small’s two children, for which Mr. Small serves as trustee.

(12)	The 877,764 shares described in footnote (3) and the 24,027,960 shares described in footnote (4) are reported as beneficially owned by each of J.W. Marriott, Jr. and John W. Marriott III, but are included only once in reporting the number of shares owned by all directors, nominees and executive officers as a group. All directors, nominees and executive officers as a group held 13,758,971 options, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2008. All directors, nominees and executive officers as a group, other than J.W. Marriott, Jr. and John W. Marriott III, beneficially owned an aggregate of 8,479,066 shares (including 7,275,459 options, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2008), or less than one percent of our Class A common stock outstanding as of January 31, 2008.

(13)	Includes the following 26,111,849 shares that Richard E. Marriott reports as beneficially owned, in addition to the 22,557,235 shares referred to in footnote (2): (a) 20,665,155 shares directly held; (b) 277,037 shares owned by Richard E. Marriott’s spouse (Richard E. Marriott disclaims beneficial ownership of these shares); (c) 1,721,650 shares owned by four trusts for the benefit of Richard E. Marriott’s children, in which his spouse serves as a co-trustee; (d) 3,382,692 shares owned by First Media, L.P., a limited partnership whose general partner is a corporation in which Richard E. Marriott is the controlling voting shareholder; (e) 61,154 shares owned by the Richard E. and Nancy P. Marriott Foundation, in which Richard E. Marriott and his spouse serve as directors and officers; and (f) 4,161 shares owned by a trust for the benefit of one of Richard E. Marriott’s grandchildren, for which he serves as a trustee. Richard E. Marriott is the brother of J.W. Marriott, Jr. and is a former director and officer of the Company. His address is Host Hotels & Resorts, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

(14)

Includes the following 13,499,742 shares that Stephen G. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 1,129,103 shares directly held; (b) 552,220 shares held by a trust for the benefit of Stephen G. Marriott, for which J.W. Marriott, Jr.’s spouse and an unrelated person serve as co-trustees; (c) 787,220 shares held by two trusts for the benefit of Stephen G. Marriott, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees (included in footnote 2(a) above); (d) 43,230 shares held by Stephen G. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (e) 48,412 shares owned by three trusts for the benefit of Stephen G. Marriott’s children, for which the spouses of Stephen G. Marriott and J.W. Marriott, Jr. serve as co-trustees (Mr. Marriott disclaims beneficial ownership of such shares); (f) 198,865 shares owned by three trusts for the benefit of Stephen G. Marriott’s children, for which Stephen G. Marriott and the spouses of Stephen G. Marriott and J.W. Marriott, Jr. serve as co-trustees; (g) 122,499 shares subject to options, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2008; and (h) 10,618,193 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which Stephen G. Marriott serves as co-trustee with J.W. Marriott, Jr. and Richard E. Marriott (included in footnote 2(b) above).

(15)	Includes the following 2,480,950 shares that Deborah M. Harrison reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 437,875 shares directly held; (b) 688,340 shares held by a trust for the benefit of Deborah M. Harrison, for which J.W. Marriott, Jr.’s spouse and an unrelated person serve as co-trustees; (c) 798,940 shares held by two trusts for the benefit of Deborah M. Harrison, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees (included in footnote 2(a) above); (d) 107,685 shares held directly by Deborah M. Harrison’s spouse (Mrs. Harrison disclaims beneficial ownership of such shares); (e) 34,695 shares held in four trusts for the benefit of Deborah M. Harrison’s children, for which Deborah M. Harrison, her spouse and another individual serve as co-trustees; (f) 204 shares subject to RSUs held by Deborah M. Harrison currently exercisable or exercisable within 60 days after January 31, 2008; (g) 92,967 shares subject to options and RSUs held by Deborah M. Harrison’s spouse currently exercisable or exercisable within 60 days after January 31, 2008 (Mrs. Harrison disclaims beneficial ownership of such shares); and (h) 320,244 shares held in five trusts for the benefit of Deborah M. Harrison’s children, for which Deborah M. Harrison, her spouse and another individual serve as co-trustees.

(16)	Includes the following 2,459,639 shares that David S. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 955,449 shares directly held; (b) 663,288 shares held by a trust for the benefit of David S. Marriott, for which J.W. Marriott, Jr.’s spouse and an unrelated person serve as co-trustees; (c) 786,960 shares held by a trust for the benefit of David S. Marriott, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees (included in footnote 2(a) above); (d) 5,278 shares held by David S. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (e) 35,750 shares held by three trusts for the benefit of David S. Marriott’s children, for which David S. Marriott, his spouse and John W. Marriott III serve as co-trustees; and (f) 12,914 shares subject to options and restricted stock units currently exercisable or exercisable within 60 days after January 31, 2008.

(17)	Based on a review of a Schedule 13G report filed on February 13, 2008, T. Rowe Price Associates, Inc. beneficially owned 26,168,475 shares as of December 31, 2007 with sole voting power as to 9,373,424 shares and sole dispositive power as to 26,066,575 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons”) to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings furnished to the Company and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements during fiscal 2007.

TRANSACTIONS WITH RELATED PERSONS

JWM Family Enterprises, L.P. (“Family Enterprises”) is a Delaware limited partnership which is beneficially owned and controlled by members of the family of J.W. Marriott, Jr., the Company’s Chairman and Chief Executive Officer, including John W. Marriott III, the Company’s Vice Chairman, who is Chief Executive Officer of Family Enterprises, and J.W. Marriott, Jr. himself. Family Enterprises indirectly holds varying percentages of ownership in the following 16 hotels:

Location	Brand	Initial Year of Company Management
Long Beach, California	Courtyard	1994
San Antonio, Texas	Residence Inn	1994
Anaheim, California	Fairfield Inn	1996
Herndon, Virginia	SpringHill Suites	1999
Milpitas, California	Courtyard	1999
Milpitas, California	TownePlace Suites	1999
Novato, California	Courtyard	1999
Washington, D.C. (Thomas Circle)	Residence Inn	2001
West Palm Beach, Florida	Marriott	2003
Columbus, Ohio	Renaissance	2004
Charlotte, North Carolina	Marriott	2006
Dallas, Texas	Renaissance	2006
Trumbull, Connecticut	Marriott	2007
Charlotte, North Carolina	Renaissance	2007
Cleveland, Ohio	Marriott	2007
Newark, New Jersey	Renaissance	2007

Our subsidiaries operate each of these properties pursuant to management agreements with entities controlled by Family Enterprises, and provide procurement and/or renovation services for some of these properties pursuant to contracts entered into with the ownership entities. We expect such arrangements to continue in 2008. In fiscal 2007, we received management fees of approximately $8.4 million, plus reimbursement of certain expenses, and procurement and renovation services fees of approximately $323,000 from our operation of and provision of services for these hotels. The Company has no financial involvement in either the hotels listed above beyond the foregoing roles or in Family Enterprises. Family Enterprises reimbursed the Company in the amount of $181,106 for the cost of employing staff in 2007.

Our Company was founded by J.W. Marriott, Jr.’s father, and our Board of Directors believes that the involvement of a number of Marriott family members in responsible positions of the Company makes a significant long-term contribution to the value of our corporate name and identity and to the maintenance of Marriott’s reputation for providing quality products and services. In addition to J.W. Marriott, Jr.’s service as Chairman and Chief Executive Officer and John W. Marriott III’s service as Vice Chairman, the Company employs a number of members of the Marriott family in management positions, including J.W. Marriott, Jr.’s children Stephen G. Marriott, David S. Marriott, and Deborah M. Harrison, and his son-in-law (and Mrs. Harrison’s husband) Ronald T. Harrison. The Company also employs family members of other executive officers (under SEC rules, family members include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and other persons sharing the household with a director or executive officer, other than as a tenant or employee). Family members of our directors and executive officers are compensated at levels comparable to the compensation paid to non-family members in similar positions. Employed family members with total compensation for 2007 in excess of $120,000, which includes base salary, bonus, the value of stock-based awards, and other compensation, are shown in the table below.

Director / Executive Officer	Family Member	Family Member Position	Total Compensation for 2007 ($)
J.W Marriott Jr. and John W. Marriott III	Stephen G. Marriott	Executive Vice President, Company Culture	543,709
	David S. Marriott	Senior Vice President, Global Sales	695,407
	Deborah M. Harrison	Senior Vice President, Government Affairs	266,008
	Ronald T. Harrison	President, Marriott Lodging of Canada	615,538
Edwin D. Fuller	Marsha M. Scarbrough	Vice President, Springhill Suites	274,846
James M. Sullivan	Kathleen S. Tyson	Vice President, Residence Inn	235,847

J.W. Marriott, Jr. reimbursed the Company for the cost of non-business related services provided by Company employees in the amount of $248,095 for 2007.

Richard S. Braddock, who resigned from the Board on February 5, 2008, currently owns 40 percent of Weiss Linescale, Inc, a company that provides market research services to the Company. Mr. Braddock’s son, Richard Braddock, Jr., became President in 2007 and currently owns 10 percent of Weiss Linescale, Inc. The Company made approximately $313,000 in payments to Weiss Linescale, Inc. in 2007 and expects to make payments in a comparable amount in 2008.

Policy on Transactions and Arrangements with Related Persons

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s current and recent former directors, director nominees, current and recent former executive officers, greater than five percent shareholders, and their immediate family members where the amount involved exceeds $120,000. Each of the related person transactions described above is subject to, and has been approved or ratified under, this policy.

The policy provides that the Nominating and Corporate Governance Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under similar circumstances and the materiality of the related person’s interest in the transaction. The policy also provides that the Company’s Corporate Growth Committee, an internal management committee whose members include the Company’s President and Chief Operating Officer, Chief Financial Officer, Executive Vice President and General Counsel, and other executive officers responsible for lodging development, lodging operations and timeshare, reviews all such transactions that involve the management, operation, ownership, purchase, sale, or lease of a hotel, timeshare property, land and/or improvements.

The Nominating and Corporate Governance Committee and the Corporate Growth Committee have considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the appropriate committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

•

certain lodging transactions with specified maximum dollar thresholds where the Corporate Growth Committee has both approved the transaction and determined that its terms are no less favorable to the Company than those of similar contemporaneous transactions with unrelated third parties and, in some cases, where the transaction is the result of an open auction process involving at least three unrelated third party bidders;

•

certain other lodging transactions with specified maximum dollar thresholds that are consistent with general terms and conditions that the Nominating and Corporate Governance Committee has previously approved;

•	ordinary course sales of timeshare, fractional or similar ownership interests at prices that are no lower than those available under Company-wide employee discount programs;

•

employment and compensation relationships that are subject to Compensation Policy Committee or other specified internal management approvals and which, in the case of executive officers, are subject to required proxy statement disclosure;

•

certain transactions with other companies and certain charitable contributions that satisfy the independence criteria under both the Company’s Corporate Governance Policies and the NYSE corporate governance listing standards; and

•	non-lodging transactions involving less than $500,000 that are approved by at least two disinterested members of the Corporate Growth Committee.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple shareholders who share an address unless one or more of the shareholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, Marriott Drive, Washington, D.C. 20058 or by calling (301) 380-6601. You may also obtain a copy of the proxy statement and annual report from the Company’s website (www.marriott.com/investor) by clicking on “Corporate Info & SEC Filings.” Shareholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER MATTERS

The Company’s management knows of no other matters that may be presented for consideration at the 2008 annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

Any shareholder who would like a copy of our 2007 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, Marriott Drive, Washington, D.C. 20058. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the investor relations portion of our website (www.marriott.com/ investor) by clicking on “Corporate Info & SEC Filings.”

BY ORDER OF THE BOARD OF DIRECTORS,

Bancroft S. Gordon
Secretary

2008 ANNUAL MEETING INFORMATION

Time and Location. The 2008 annual meeting of shareholders will begin at 10:30 a.m. on Friday, May 2, 2008 at the JW Marriott Hotel at 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004.

Parking. Due to anticipated needs of other hotel guests on May 2, 2008, we expect that minimal parking will be available to shareholders in the parking garage adjacent to the hotel. Several public lots are located within three blocks of the hotel.

Public Transportation. As parking is limited in the general area, we recommend that shareholders attending the annual meeting consider using public transportation. Two Metro subway stations, Federal Triangle and Metro Center, are located less than three blocks from the hotel, and the area is served by Metro buses.

Lodging. Two local Marriott hotels will offer a “Shareholder Annual Meeting” rate for Thursday, May 1, 2008, the night before the meeting. To receive these rates, call the number shown below and ask for the shareholder annual meeting rate for May 1, 2008. Please note that a limited number of rooms are offered at this rate and you must call by Monday, April 14. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

JW Marriott Hotel—$299 single/double 1331 Pennsylvania Avenue, N.W. Washington, D.C. 20004 202-393-2000 Near Metro Center Metro Station	Courtyard Washington Embassy Row—$179 1600 Rhode Island Avenue, N.W. Washington, D.C. 20036 1-800-321-2211 Near Farragut North Metro Station

PROXY	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MARRIOTT INTERNATIONAL, INC.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S), OR IF NO DIRECTION IS INDICATED, “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1 AND “FOR” PROPOSAL 2, AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED.

The undersigned acknowledge(s) receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 28, 2007. The undersigned further hereby appoint(s) J.W. Marriott, Jr. and William J. Shaw, and each of them, with power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marriott International, Inc. (the “Company”) Class A Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 2, 2008 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

If the undersigned has voting rights with respect to shares of Company common stock under the Company’s 401(k) savings plan or the Sodexho 401(k) savings plan, the undersigned hereby direct(s) the trustee of the applicable 401(k) savings plan to vote shares equal to the number of share equivalents allocated to the undersigned’s accounts under the applicable plans in accordance with the instructions given herein. Shares for which the trustee does not receive instructions by 11:59 p.m. Eastern Time, Tuesday, April 29, 2008, will be voted by the trustee in the same proportion as the shares for which valid instructions are received from other participants in the applicable plan.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your MARRIOTT INTERNATIONAL, INC. account online.

Access your MARRIOTT INTERNATIONAL, INC. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer Agent for MARRIOTT INTERNATIONAL, INC., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

****TRY IT OUT****

www.bnymellon.com/shareowner/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:	1-800-311-4816

PRINT AUTHORIZATION
To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260
SIGNATURE: _____________________________________________________	DATE: __________
☐ Mark this box if you would like the Proxy Card EDGARized: ☐ ASCII ☐ EDGAR II (HTML)
(THIS BOXED AREA DOES NOT PRINT) Registered Quantity 94,000.00

Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

ITEM 1– ELECTION OF 10 DIRECTORS                (The Board of Directors recommends a vote FOR each of these nominees)

01 J.W. Marriott, Jr.	FOR	AGAINST	ABSTAIN	05 Debra L. Lee	FOR	AGAINST	ABSTAIN	09 William J. Shaw	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

02 John W. Marriott III	FOR	AGAINST	ABSTAIN	06 George Muñoz	FOR	AGAINST	ABSTAIN	10 Lawrence M. Small	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

03 Mary K. Bush	FOR	AGAINST	ABSTAIN	07 Steven S Reinemund	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐

04 Lawrence W. Kellner	FOR	AGAINST	ABSTAIN	08 Harry J. Pearce	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐

ITEM 2 –	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote FOR Item 2)	☐	☐	☐

	If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	WILL ATTEND ☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù  FOLD AND DETACH HERE  Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on Thursday, May 1, 2008, the day before the meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/mar Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement

on the Internet at http://bnymellon.mobular.net/bnymellon/mar